Exhibit 10.6

FINAL VERSION

10 April 2014

NOMAD HOLDINGS LIMITED

and

THE DIRECTORS OF NOMAD HOLDINGS LIMITED

and

TOMS ACQUISITION I LLC

and

MARIPOSA ACQUISITION II, LLC

and

BARCLAYS BANK PLC

and

CITIGROUP GLOBAL MARKETS LIMITED

PLACING AGREEMENT

Herbert Smith Freehills LLP

1

THIS AGREEMENT is made on              2014

BETWEEN:

1.	NOMAD HOLDINGS LIMITED, a company incorporated with limited liability in the British Virgin Islands with registered number 1818482 whose registered office is situated at Nemours Chambers, Road Town, Tortola, British Virgin Islands (the “Company”);

2.	THE PERSONS whose names and addresses are set out in Parts A and B of Schedule 1 (the “Directors”);

3.	TOMS ACQUISITION I LLC, a limited liability company formed in the State of Delaware with file number 5488316 whose registered office is situated at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808;

4.	MARIPOSA ACQUISITION II, LLC, a limited liability company formed in the State of Delaware with file number 5486660 whose registered office is situated at c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904;

5.	BARCLAYS BANK PLC, a company incorporated in England with registered number 1026167 whose registered office is situated at 1 Churchill Place, London E14 5HP (“Barclays”); and

6.	CITIGROUP GLOBAL MARKETS LIMITED a company incorporated in England with registered number 01763297 whose registered office is situated at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB (“Citi”) (each of Barclays and Citi being a “Placing Bank” and together, the “Placing Banks”),

(together the “Parties”).

WHEREAS:

(A)	The Company was incorporated and registered in the British Virgin Islands under the BVI Companies Act (as defined below) on 1 April 2014.

(B)	The Company will apply to the UK Listing Authority for approval of the Final Prospectus (as defined below) and for the admission of the whole of its ordinary share capital and the Warrants (as defined below) to the standard listing segment of the Official List (as defined below) and to the London Stock Exchange for the whole of its ordinary share capital and the Warrants to be admitted to trading on the main market for listed securities.

(C)	In connection with the Offer (as defined below) and the Company’s application for Admission (as defined below), the Preliminary Prospectus (as defined below) and the Final Prospectus (as defined below) have been prepared.

(D)	The Company proposes to issue the New Ordinary Shares (as defined below) (with Matching Warrants (as defined below)) at the Offer Price (as defined below) by means of the Offer pursuant to the terms of this Agreement and under the terms set out in the Final Prospectus or any other arrangements or transactions contemplated by the Final Prospectus or this Agreement.

(E)	The Founder Entities (as defined below) will subscribe for New Ordinary Shares (with Matching Warrants) at the Offer Price pursuant to the terms of this Agreement and under the terms set out in the Final Prospectus or any other arrangements or transactions contemplated by the Final Prospectus or this Agreement.

(F)	The Offer is being made outside the United States pursuant to Regulation S under the Securities Act (as defined below). In so far as Shares (as defined below) and/or Warrants are to be made available in the United States in connection with these arrangements, they are to be made available only to QIBs (as defined below) or to a limited number of accredited investors (as defined below) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Neither the Shares nor the Warrants shall be registered under the Securities Act.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement (including the Recitals and Schedules to it) the following expressions have the respective meanings set out below, unless the contrary intention appears:

“2010 PD Amending Directive” has the meaning given to it in paragraph 7 of Schedule 8;

“Accounts Date” means 1 April 2014;

“Accounts Publication Date” means the day falling three months after publication of the Company’s annual report and accounts for the year ending 31 December 2015 or, in the event the Company changes its financial year end, the day falling three months after publication of the Company’s annual report and accounts for the next financial year ending after 31 December 2015;

“accredited investor” has the meaning given in Rule 501(a)(1), (3), (5), (7) and (8) under the Securities Act;

“Acquisition” means the acquisition by the Company (or by any subsidiary thereof) of a company or business as described in Part I (Investment Opportunity and Strategy) of the Final Prospectus (and, in the context of the Acquisition, references to a company without reference to a business and references to a business without reference to a company shall in both cases be construed to mean both a company or a business);

“Acquisition Closing Date” means the date of the completion of the Acquisition;

“Admission” means admission of all of the Company’s ordinary share capital and the Warrants, issued and to be issued in connection with the Offer, to the standard listing segment of the Official List becoming effective in accordance with the Listing Rules and to trading on the London Stock Exchange’s main market for listed securities becoming effective in accordance with the Admission and Disclosure Standards;

“Admission and Disclosure Standards” means the requirements contained in the publication entitled “Admission and Disclosure Standards” dated 16 April 2013 containing, among other things, the admission requirements to be met by companies seeking admission to trading on the London Stock Exchange’s main market for listed securities, as amended from time to time;

“Affiliate” has the meaning given to it in Rule 405 under the Securities Act;

“Agent” has the meaning given to it in clause 17.2;

“Agreed Rate” means the one month London Inter Bank Offered Rate (LIBOR) as quoted on a reputable information service;

“AI Placee” means each accredited investor whose name, contact details and indicative allocation of New Ordinary Shares and Matching Warrants is set out in Schedule 12 (together, the “AI Placees”);

“Articles of Association” means the articles of association of the Company from time to time;

“associate” has the meaning given to it by section 345 of the Companies Act;

“Auditors” means the auditors of the Company, being PricewaterhouseCoopers LLP of 1 Embankment Place, London, WC2N 6RH;

“Authorisation” has the meaning given to it in paragraph 59 of Schedule 3;

“Board of Directors” means the board of directors of the Company (or a duly constituted and authorised committee thereof);

“Business Day” means a day other than a Saturday or Sunday on which trading banks are open for general banking business in London and the British Virgin Islands;

“BVI Companies Act” means the British Virgin Islands Business Companies Act 2004 as amended, supplemented or replaced from time to time;

“Chairman” means Lord Myners of Truro, CBE, or the Chairman of the Board of Directors from time to time, provided that such person was independent on appointment for the purposes of the UK Corporate Governance Code;

“CJA” means the Criminal Justice Act 1993;

“Claims” has the meaning given to it in clause 12.1;

“Closing Date” means 15 April 2014 or such other date which the Company, the Founders and the Placing Banks may agree in writing for settlement of subscriptions for the Offer, being no later than 29 April 2014;

“Corporate Governance Code” means the UK Corporate Governance Code published by the Financial Reporting Council;

“Companies Act” means the Companies Act 2006;

“Company’s Counsel” means:

•	as to US law, Greenberg Traurig LLP, 200 Park Avenue, New York, New York 10166;

•	as to English law, Greenberg Traurig Maher LLP, 200 Grays Inn Road, London EC1X 8HF; and

•	as to British Virgin Islands law, Ogier, Ogier House, St. Julian’s Avenue, St. Peter Port, Guernsey GY1 1WA;

“Competent Authority” has the meaning given to it in the Listing Rules;

“Completion” has the meaning given to it in clause 11.2.4(A);

“Conditions” means the conditions set out in clause 7.1;

“CREST” means the computer-based system and procedures which enable title to units of a security to be evidenced and transferred in dematerialised form (as defined in the CREST Regulations) in respect of which Euroclear is the Operator (as defined in the CREST Regulations);

“CREST Nominee” means Barclays Capital Nominees (NO2) LTD, nominee number CREST 598 (NO2);

“CREST Regulations” means the Uncertificated Securities Regulations 2001;

“CTA 09” means the Corporation Tax Act 2009;

“CTA 10” means the Corporation Tax Act 2010;

“Deed Poll” means the deed poll, in the agreed form, duly executed by the Depositary on 7 April 2014;

“Depositary” means the depositary from time to time under the Deed Poll which at the date of this Agreement is Computershare Investor Services PLC;

“Depositary Agreement” means the depositary agreement, in the agreed form, duly executed by the Company and the Depositary dated on the date of this Agreement;

“Depositary Interests” means the depositary interests each representing one Share or one Warrant (as the case may be) and issued by the Depositary from time to time pursuant to the Deed Poll;

“Directors” means the persons whose names and addresses are set out in Parts A and B of Schedule 1;

“Directors’ Questionnaire” means the questionnaire, in the agreed form, and answers to it, completed by each of the Directors duly signed and dated;

“Directors’ Responsibility Statements” means the letters completed by each of the Directors and addressed to the Company and the Placing Banks, in the agreed form, among other things, accepting responsibility for the information contained in the Preliminary Prospectus, the Final Prospectus and any Supplementary Prospectus, duly signed by, or on behalf of, each Director on or prior to the date of this Agreement;

“Disclosure and Transparency Rules” means the UK Disclosure Rules and Transparency Rules of the UK Listing Authority made under Part VI of FSMA;

“Disposal” has the meaning given to it in paragraph 4.1 of Schedule 6;

“Encumbrance” means any pledge, lien, security interest, claim, equity, mortgage, charge, encumbrance or third party right or interest of any nature whatsoever and including for the avoidance of doubt any pre-emptive or similar right;

“ERISA” means the US Employee Retirement Income Security Act of 1974, as amended;

“Euroclear” means Euroclear UK & Ireland Limited;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“FCA” means the Financial Conduct Authority of the United Kingdom;

“FCA Handbook” means the Financial Conduct Authority Handbook of Rules and Guidance and all other rules and regulations made by the FCA under FSMA;

“FCPA” has the meaning given to it in paragraph 90 of Schedule 3;

“Final Prospectus” means the final prospectus of the Company in the agreed form to be published on the date of this Agreement in connection with the Offer;

“Founder Directors” means each of the Directors listed in Part A of Schedule 1;

“Founder Entities” means Toms Acquisition I LLC and Mariposa Acquisition II, LLC;

“Founder Preferred Shares” means the convertible preferred shares in the capital of the Company;

“Founders” means the Founder Directors and the Founder Entities (and “Founder” shall mean any one of them);

“FSMA” means the Financial Services and Markets Act 2000;

“Governmental Agency” has the meaning given to it in paragraph 59 of Schedule 3;

“IFRS” means the International Financial Reporting Standards as adopted in the European Union;

“Indemnified Person” has the meaning given to it in clause 12.21;

“Indemnifying Person” has the meaning given to it in clause 12.1;

“Independent Non-Executive Directors” means Lord Myners of Truro, CBE, Alun Cathcart and Guy Yamen or the non-executive directors of the Board of Directors from time to time considered by the Board of Directors to be independent for the purposes of the UK Corporate Governance Code;

“Insider Letters” means the individual letters, in the agreed form, addressed to the Company and the Placing Banks duly executed by each of Mariposa Acquisition II, LLC, Toms Acquisition I LLC, and each Director, on or prior to the date of this Agreement;

“Investment Company Act” means the United States Investment Company Act of 1940, as amended;

“Judgment Currency” has the meaning given to it in clause 16.20;

“Listing Condition” means the condition set out in clause 7.1.8;

“Listing Rules” means the Listing Rules of the UK Listing Authority made under Part VI of FSMA;

“Lock-up Period” has the meaning given to it in paragraph 4.1 of Schedule 6;

“London Stock Exchange” means London Stock Exchange plc;

“Losses” has the meaning given to it in clause 12.1;

“LPDT Rules” means the Listing Rules, the Prospectus Rules and the Disclosure and Transparency Rules;

“Matching Warrants” means the 48,500,000 Warrants proposed to be issued to subscribers of New Ordinary Shares in the Offer on the basis of one Warrant per New Ordinary Share;

“Material Adverse Change” means any material adverse change, or any development involving a prospective material adverse change, in the condition (financial, operational, legal or otherwise), or in the earnings, business affairs, solvency or prospects of the Company, whether or not arising in the ordinary course of business;

“Memorandum of Association” means the memorandum of association of the Company from time to time;

“Model Code” means the Model Code on directors’ dealings in securities set out in LR 9 Annex 1 of the Listing Rules;

“Money Laundering Laws” has the meaning given to it in paragraph 89 of Schedule 3;

“New Ordinary Shares” means the 48,500,000 new Shares proposed to be issued by the Company as part of the Offer;

“New Securities” has the meaning given to it in paragraph 23 of Schedule 6;

“No Significant Change Letter” means the comfort letter, in the agreed form, relating to there having been no significant change in the financial or trading position of the Company since the Accounts Date, from the Reporting Accountants and addressed to the Directors and the Placing Banks and dated the date of the Final Prospectus;

“Non-Founder Directors” means each of the Directors listed in Part B of Schedule 1;

“OECD Convention” has the meaning given to it in paragraph 90 of Schedule 3;

“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury;

“Offer” means an offering of New Ordinary Shares (with Matching Warrants) (i) to certain investors in the United Kingdom and elsewhere outside the United States pursuant to Regulation S under the Securities Act; and (ii) in the United States only to QIBs and accredited investors pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and which, in each case, shall be made pursuant to the terms of this Agreement and under the terms set out in the Final Prospectus;

“Offer Documents” means the Prospectuses, the Press Releases, the Roadshow Materials and any amendments or supplements to any of the foregoing and any other document published or otherwise distributed to investors by or on behalf of the Company or the Founders or their respective Affiliates in connection with the Offer or Admission and any supplements or amendments thereto;

“Offer Price” means US$10.00 per New Ordinary Share (with one Matching Warrant);

“Official List” means the official list maintained by the UK Listing Authority pursuant to Part VI of the FSMA;

“other economic sanctions” has the meaning given to it in paragraph 91 of Schedule 3;

“payee” has the meaning given to it in clause 9.4.2;

“payer” has the meaning given to it in clause 9.4.2;

“Placing Banks’ Counsel” means Herbert Smith Freehills LLP of Exchange House, Primrose Street, London EC2A 2EG;

“Placing Proceeds” has the meaning given to it in clause 9.1.1;

“Plan Asset Regulations” means the regulations promulgated by the US Department of Labor at 29 CFR 2510.3-101, as modified by section 3(42) of ERISA;

“Plan Investor” means (i) any “employee benefit plan” that is subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is subject to section 4975 of the US Internal Revenue Code of 1986, as amended, (iii) entities whose underlying assets are considered to include “plan assets” of any plan, account or arrangement described in preceding paragraph (i) or (ii), or (iv) any governmental plan, church plan, non-US plan or other investor whose purchase or holding of Shares would be subject to any state, local, non-US or other laws or regulations similar to Part 4 of Subtitle B of Title I of ERISA or section 4975 of the US Internal Revenue Code of 1986, as amended, or that would have the effect of the Plan Asset Regulations;

“Preliminary Prospectus” means the preliminary prospectus of the Company dated 7 April 2014;

“Press Releases” means the press releases, in the agreed form, to be issued (i) on or about the date of this Agreement relating to the publication of the Final Prospectus and (ii) any other press release relating to the Offer (including any press release issued in connection with the publication of any Supplementary Prospectus), the issue of which is authorised by the Company;

“Prospectuses” means the Preliminary Prospectus, the Final Prospectus and any Supplementary Prospectus;

“Prospectus Directive” has the meaning given to it in paragraph 7 of Schedule 8;

“Prospectus Rules” means the Prospectus Rules of the UK Listing Authority made under Part VI of FSMA;

“Publicity Guidelines” means the publicity guidelines, in the agreed form, prepared by the Company’s Counsel in connection with the Offer;

“QIBs” means qualified institutional buyers within the meaning of Rule 144A under the Securities Act;

“Register of Members” means the register of members in relation to the Shares and the register of warrantholders in relation to the Warrants maintained by the Registrar;

“Registrar of Companies” means the Registrar of Corporate Affairs in the British Virgin Islands;

“Registrars” means Computershare Investor Services (BVI) Limited of Woodbourne Hall, P O Box 3162, Road Town, Tortola, British Virgin Islands, acting as registrars in connection with the Offer;

“Registrars’ Agreement” means the agreement, in the agreed form, duly executed by the Company and the Registrars on or about the date of this Agreement;

“Regulation D” means Regulation D under the Securities Act;

“Regulation S” means Regulation S under the Securities Act;

“Regulatory Information Service” means a regulatory information service authorised by the UK Listing Authority to receive, process and disseminate regulatory information in respect of listed companies;

“Relevant Persons” has the meaning given to it in paragraph 9 of Schedule 6;

“Relevant Sum” has the meaning given to it in clause 9.4.3;

“Reporting Accountants” means the auditors of the Company, being PricewaterhouseCoopers LLP of 1 Embankment Place, London, WC2N 6RH;

“Restricted Announcement” has the meaning given to it in paragraph 2.1 of Schedule 6;

“Restricted Period” has the meaning given to it in paragraph 2.1 of Schedule 6;

“Roadshow Materials” means the presentation, in the agreed form, prepared by the Company and used during the course of presentations in connection with the Offer;

“Rule 144A” means Rule 144A under the Securities Act;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Share Option Deeds” means the option deeds entered into between the Company and each Non-Founder Director granting each Non-Founder Director the option to acquire Shares;

“Shares” means ordinary shares of no par value in the capital of the Company excluding, for the avoidance of doubt, the Founder Preferred Shares;

“Supplementary Prospectus” means any prospectus supplementary to the Final Prospectus published by the Company in accordance with section 87G of FSMA;

“Taxation” or “tax” means all taxes, levies, imposts, duties, charges or withholdings of any nature whatsoever imposed by a tax authority of any jurisdiction, together with all penalties, charges and interest relating to any of the foregoing and regardless of whether the Company, or a Placing Bank or any other person concerned is primarily or directly liable or not and regardless of whether or not such taxes, levies, imposts duties, charges, withholdings, penalties and interest are attributable directly or primarily to the Company or a Placing Bank or any other person concerned, including (without limitation) corporation tax, advance corporation tax, income tax, capital gains tax, VAT, duties of customs and excise, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, stamp duty land tax and any other transfer tax or duty, all taxes, duties or charges replaced by or replacing any of them, and all other taxes on gross or net income, profits or gains, distributions, receipts, importations, sales, use, occupation, franchise, value added, and personal property;

“Transaction Agreements” means this Agreement, the Depositary Agreement and the Warrant Instrument and any amendment or supplement thereto;

“Transfer Taxes” means stamp duty, stamp duty reserve tax, capital duty or any similar issuance or transfer tax or duty and any related costs, fines, penalties or interest (if any) whether of the United Kingdom or elsewhere;

“UK Listing Authority” means the FCA acting in its capacity as the competent authority in the United Kingdom under Part VI of the FSMA;

“United States” and “US” means the United States of America, its territories and possessions, any state of the United States and the District of Colombia;

“US Treasuries” means securities issued by the United States Department of the Treasury;

“VAT” means value added tax chargeable under or pursuant to the Value Added Tax Act 1994 or the EC Council Directive 2006/112/EC on the common system of value added tax and any other sales, purchase or turnover tax of a similar nature, whether imposed in the United Kingdom or elsewhere;

“Verification Bundles” means the materials, in the agreed form, prepared by the Company’s Counsel and comprising information provided by the Company in order to verify material statements and information contained in the Roadshow Materials approved by the Directors on the date of the publication of the Final Prospectus;

“Verification Notes” means the notes, in the agreed form, prepared by the Company’s Counsel and comprising information provided by the Company in order to verify material statements and information contained in the Preliminary Prospectus and the Final Prospectus signed by the Directors on the date of the publication of the Final Prospectus, together with the answers thereto;

“Warrant Instrument” means the deed poll entered into by the Company on the date of this Agreement setting out the rights and interests of the registered holders of the Warrants for the time being and to afford protection for such rights and interests;

“Warrants” means the 50,025,000 warrants to subscribe for Shares proposed to be issued by the Company pursuant to the Warrant Instrument;

“Warranties” means the representations, warranties and undertakings of the Company and the Founders set out in Schedule 3 and “Warranty” means any one of them; and

“Warrantor” means, in relation to any Warranty, the party expressed in this Agreement to be giving the Warranty in the terms of that Warranty.

1.2	Agreed form documents

Any reference to a document being “in the agreed form” means in the form of the draft or proof thereof signed or initialled for the purpose of identification by the Placing Banks’ Counsel and the Company’s Counsel, or as otherwise evidenced as being in the agreed form by communications between the Placing Banks’ Counsel and the Company’s Counsel as the case may be, with such alterations (if any) as may subsequently be agreed by or on behalf of the Placing Banks, the Founders, the Directors and the Company (as the case may be). A complete list of documents in the agreed form as at the date of this Agreement is set out in Schedule 4.

1.3	Subordinate legislation

References to a statutory provision include any subordinate legislation made from time to time under that provision.

1.4	Modification and re-enactment

References to a statutory provision include that provision as from time to time amended, modified or re-enacted so far as such amendment, modification or re- enactment applies or is capable of applying to any transactions entered into in accordance with this Agreement.

1.5	Companies Act

The expressions “company”, “holding company”, “subsidiary undertaking” and “subsidiary” shall have the same meanings in this Agreement as in the Companies Act.

1.6	CREST Regulations

Expressions defined or used in the CREST Regulations shall have the same meanings in this Agreement (except where the context otherwise requires).

1.7	Recitals, Clauses and Schedules

References in this Agreement to recitals, clauses and schedules are, unless otherwise specified, to the recitals and clauses of and schedules to this Agreement.

1.8	Headings

Headings shall be ignored in construing this Agreement.

1.9	Time of day

References to time of day are to London, United Kingdom, time.

1.10	References to “includes” or “including”

References to “includes” or “including” shall mean “includes without limitation” or “including without limitation”.

1.11	Singular and plural

Words in the singular shall include the plural and vice versa.

1.12	References to gender

References to one gender include other genders.

1.13	References to a person

A reference to a person shall include a reference to a firm, a body corporate, an unincorporated association, a partnership or to an individual’s executors or administrators.

1.14	Analogous legal terms

References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction and references to any English statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction.

1.15	References to this Agreement

References to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

2.	APPLICATIONS FOR ADMISSION AND APPOINTMENTS

2.1	Applications for Admission

2.1.1	The Company undertakes to apply or procure the application as soon as practicable after the date of this Agreement, to:

(A)	the UK Listing Authority for admission of the Shares and Warrants to the standard listing segment of the Official List;

(B)	the London Stock Exchange for admission of the Shares and Warrants to trading on its main market for listed securities; and

(C)	Euroclear for admission of the Depositary Interests as participating securities (as defined in the CREST Regulations) in CREST.

2.1.2	Each of the Company, the Founder Entities and the Directors severally undertakes that it will (in the case of each of the Founder Entities and the Directors so far as is within its power) duly perform all of its respective obligations in connection with the Offer and Admission and will use all reasonable endeavours to execute or cause to be executed all such documents, provide or cause to be provided all such information, and do or cause to be done all such things as may be required by or are necessary to comply with the requirements of the UK Listing Authority, the London Stock Exchange, Euroclear and all other applicable legislation and regulation, in each case in connection with such applications and the Offer.

2.1.3	The Company, the Founder Entities and the Directors undertake to apply to the UK Listing Authority for formal approval of the Final Prospectus for the purposes of, and in accordance with, the Listing Rules and the Prospectus Rules and shall use all reasonable endeavours to obtain such approval as soon as practicable and in any event before publishing the Final Prospectus.

2.1.4	The Company, the Founder Entities and the Directors shall use all reasonable endeavours to secure Admission by not later than 8.00 a.m. on the Closing Date (or such other time and/or date as the Company and the Placing Banks agree).

2.2	Appointment of the Placing Banks as agents of the Company

2.2.1	The Company confirms its appointment of each Placing Bank as joint global coordinator and joint bookrunner to the Offer, and each Placing Bank confirms its acceptance of such appointment, subject to the terms of this Agreement.

2.2.2	The appointments under clause 2.2.1 confer on each Placing Bank all powers, authorities and discretions which are necessary for, or incidental to, the performance by each Placing Bank of its functions as a joint global coordinator and joint bookrunner to the Offer (including, without limitation, the power to appoint sub-agents or to delegate the exercise of any of its powers, authorities or discretions to such persons as each Placing Bank sees fit, including the appointment of selling agents who are registered broker-dealers in the United States to offer, sell and effect transactions in the United States and the appointment of its subsidiaries or associates to offer, sell and effect transactions outside the United States). The Company agrees to ratify all actions which each Placing Bank and its sub-agents and delegates lawfully take pursuant to this appointment.

2.3	Assistance to the Placing Banks

Each of the Company, the Founder Entities and the Directors severally undertakes to each of the Placing Banks that it or he will at all times provide to each Placing Bank all information and assistance and take all actions (including paying all relevant fees) reasonably requested by them or that may be required by them to satisfy their obligations under or in connection with the Offer, the LPDT Rules and the Admission and Disclosure Standards, including (without limitation) to provide the FCA with any such information or explanation the FCA may require for the purpose of verifying whether the Listing Rules and the Prospectus Rules are being, and have been, complied with by the Company.

2.4	The Company authorises each of the Placing Banks to give to the Registrar and/or to Euroclear any instructions consistent with this Agreement and/or the Offer Documents that it reasonably considers to be necessary for, or incidental to, the performance of its functions as a joint global coordinator and joint bookrunner in connection with the Offer, Admission and the applications for the Depositary Interests to be transferred through and held in dematerialised form through CREST (including, without limitation, delivery to Euroclear of the letter referred to in clause 7.1.10).

2.5	The Company, the Founder Entities, and the Directors each undertake to the Placing Banks not to revoke the appointments, authorities or instructions contained in this clause 2 before the earlier of (i) the termination of this Agreement and (ii) the Closing Date.

2.6	Each of the Company, the Founder Entities, and the Directors consents to each of the Placing Banks disclosing to the FCA at any time before or after Admission any information which the relevant Placing Bank in its absolute discretion deems: (i) to relate to the Company; and (ii) to address non-compliance with the LPDT Rules. Nothing in this Agreement shall require a Placing Bank to do anything inconsistent with, or restrict a Placing Bank from complying with, its legal or regulatory responsibilities, duties or obligations.

3.	AGREEMENT TO ISSUE AND SELL SHARES AND WARRANTS

3.1	Issue and allotment by the Company

3.1.1	Subject to the satisfaction (or waiver, if capable of waiver) of the Conditions (other than the Listing Condition) and to this Agreement not having been terminated under clause 13, the Company undertakes to the Placing Banks that it will prior to 8.00 a.m. on the Closing Date, against the undertaking to make payment pursuant to clause 6.2 (Payment), allot and issue, in accordance with the terms and conditions of the Offer, New Ordinary Shares and Matching Warrants as directed by the Placing Banks.

3.1.2	The Company undertakes to the Placing Banks that it will (a) allot and issue all New Ordinary Shares to be allotted and issued by it pursuant to clause 3.1.1 fully paid up in cash at the Offer Price, free from all Encumbrances and (b) allot and issue all Matching Warrants to be allotted and issued by it pursuant to clause 3.1.1 in compliance with the Warrant Instrument and free of any payment and free from all Encumbrances.

3.1.3	The Company undertakes to the Placing Banks that it will, in accordance with the terms and conditions of the Warrant Instrument, allot and issue Shares on any valid exercise of Warrants, fully paid up in cash and free from all Encumbrances.

3.2	Placing commitment

Subject to the terms of this Agreement and relying on the covenants, undertakings, representations and warranties contained in this Agreement, and subject to the satisfaction (or waiver, if capable of waiver) of the Conditions and subject to this Agreement not having been terminated under clause 13, each Placing Bank severally, and not jointly nor jointly and severally, agrees that it will in each case at the Offer Price on the Closing Date: (i) purchase from the Company; or (ii) use reasonable endeavours to procure subscribers for, or failing which itself subscribe for, the number of New Ordinary Shares (with Matching Warrants) set forth against its name in Part B of Schedule 9, provided that nothing in this Agreement shall require the Placing Banks to purchase, procure subscribers for, or failing which subscribe for, any New Ordinary Shares (with Matching Warrants) that are to be subscribed for by the Founders pursuant to clause 3.3.3.

3.3	Commitment of the Founders

Subject to the terms of this Agreement:

3.3.1	Toms Acquisition I LLC agrees that, as soon as reasonably practicable on the Closing Date, it shall subscribe for 750,000 Founder Preferred Shares (with 750,000 Warrants being issued to Toms Acquisition I LLC on the basis of one Warrant per Founder Preferred Share) at US$10.00 per Founder Preferred Share and undertakes to the Company to pay an amount equal to the aggregate subscription price for such Founder Preferred Shares as soon as reasonably practicable on the Closing Date;

3.3.2	Mariposa Acquisition II, LLC agrees that, as soon as reasonably practicable on the Closing Date, it shall subscribe for 750,000 Founder Preferred Shares (with 750,000 Warrants being issued to Mariposa Acquisition II, LLC on the basis of one Warrant per Founder Preferred Share) at US$10.00 per Founder Preferred Share and undertakes to the Company to pay an amount equal to the aggregate subscription price for such Founder Preferred Shares as soon as reasonably practicable on the Closing Date; and

3.3.3	each Founder Entity severally, and not jointly nor jointly and severally, agrees that it shall subscribe for the number of New Ordinary Shares (with Matching Warrants) set forth against its name in Part A of Schedule 9, in each case at the Offer Price as soon as reasonably practicable on the Closing Date.

3.4	Non-binding indications of interest

It is acknowledged by each of the Company, the Founder Entities and the Directors that any information it or he may receive or has received regarding the identity of persons expressing an interest in subscribing for or purchasing New Ordinary Shares (with Matching Warrants) in the Offer and the prices at which they may be willing to do so will be based on non-binding indications of interest from such persons and that there can be no assurance that such persons will, or that there will be any obligation on such persons to, subsequently agree to acquire any New Ordinary Shares (with Matching Warrants) or to acquire the number of New Ordinary Shares (with Matching Warrants) indicated or at the prices so indicated. Each of the Company, the Founder Entities and the Directors agrees that any such information obtained or received by it or him or any of such person’s officers or employees will be held in confidence and recognises that such information may constitute inside information in relation to the Company and/or its securities for the purposes of the CJA and that use of such information may constitute market abuse for the purposes of FSMA. Each of the Company, the Founder Entities and the Directors severally agrees to conduct itself and, where relevant, direct its officers and employees to conduct themselves so as to avoid an offence under the CJA or a breach of the legislation and rules in relation to market abuse by reference to such information.

3.5	Basis of allocation

The Placing Banks shall determine, in consultation with the Company and the Founders the basis of allocations and the proportions in which subscribers under the Offer will receive New Ordinary Shares (with Matching Warrants) and it is acknowledged by the Company, the Founder Entities and the Directors that the Placing Banks have (to the extent permitted by law and subject to confidentiality restrictions) discussed with them the basis of allocations and the identity of potential subscribers in the Offer.

3.6	Contents of the Offer Documents

The Company, the Founder Entities and the Directors acknowledge that the Placing Banks are not responsible for and have not authorised and will not authorise the contents of the Prospectus or any other Offer Document for the purposes of section 90 of FSMA and the Prospectus Rules or otherwise and that neither of the Placing Banks have been requested to verify, nor is, nor shall be, responsible for verifying, the accuracy, completeness or fairness of any information in any of the Offer Documents (or any supplement or amendment to any of the foregoing).

4.	APPROVAL, RELEASE AND DELIVERY OF DOCUMENTS

4.1	Approvals

4.1.1	The Company confirms to each Placing Bank that a meeting (or meetings) of the Board of Directors has (or have) been held which has (or have):

(A)	authorised the Company to enter into and perform its obligations under this Agreement;

(B)	(i) ratified or approved the content and form, and taken responsibility for; and (ii) authorised and ratified or approved the publication of each of the Offer Documents, as appropriate;

(C)	approved the making of the Offer and the applications for Admission;

(D)	approved the making of an application to Euroclear for admission of the Depositary Interests as participating securities (as defined in the CREST Regulations) in CREST; and

(E)	authorised all necessary steps to be taken by the Company in connection with each of the above matters.

4.1.2	Each of the Founders confirms to each Placing Bank and the Company that it has approved the Roadshow Materials.

4.1.3	The Company, each of the Founder Entities and each of the Directors confirms that all necessary resolutions of the Company and its shareholders (and any necessary resolutions of any members of their subsidiary undertakings or associates) are passed to authorise the Shares and Warrants being held by the Depositary or its nominated custodian whereby the Depositary will issue Depositary Interests which shall be admitted as participating securities (as defined in the CREST Regulations) in CREST.

4.1.4	The Company, each of the Founder Entities and each of the Directors confirms that all necessary resolutions have been passed by and/or consents obtained from the Company’s shareholders to enable the Company to give effect to its obligations under this Agreement and the terms of the Offer.

4.2	Publication of Offer Documents

4.2.1	The Company shall publish the Final Prospectus in a form satisfactory to each of the Placing Banks and furnish promptly to each of the Placing Banks, in such quantities as they may request, copies of the Final Prospectus and any Supplementary Prospectus together with any other documentation relating to the Offer as they may reasonably request from time to time, and procure that each of the Offer Documents is approved, filed, published and/or made available or issued in accordance with, and complies with, the LPDT Rules (as applicable) and that:

(A)	a press release, in the agreed form, is delivered to a Regulatory Information Service in time for release no later than 8.00 a.m. on the date of this Agreement;

(B)	sufficient copies of the Final Prospectus and any Supplementary Prospectus are made available at the appropriate times to the public and/or to subscribers for the New Ordinary Shares (with Matching Warrants);

(C)	sufficient copies of any Final Prospectus and Supplementary Prospectus are made available at the registered office of the Company, the offices of the Registrars and the Document Viewing Facility (as defined in the Listing Rules) and on the Company’s website, in accordance with the requirements of the Prospectus Rules; and

(D)	the documents described in the Final Prospectus and any Supplementary Prospectus as being available for inspection are made available as described in the Final Prospectus or any such Supplementary Prospectus.

4.3	Delivery of documents

4.3.1	Immediately following execution of this Agreement, each of the Company and the Directors shall deliver, or procure to be delivered, to the Placing Banks, to the extent not previously delivered, the documents listed in Part A of Schedule 5, other than the documents in paragraph 2 thereof and the Directors shall deliver the Insider Letters to be entered into by each such person.

4.3.2	Immediately following execution of this Agreement, each of the Founder Entities shall deliver, or procure to be delivered, to the Placing Banks, to the extent not previously delivered, the Insider Letters to be entered into by each of the Founder Entities.

4.3.3	Prior to the publication of any Supplementary Prospectus, each of the Company and the Directors shall deliver or procure to be delivered, to the Placing Banks, the documents listed in Part B of Schedule 5, other than the documents in paragraph 6 thereof.

4.3.4	Prior to the publication of any Supplementary Prospectus each of the Founder Entities shall deliver, or procure to be delivered, to the Placing Banks, the documents listed in paragraph 6 of Part B of Schedule 5.

4.3.5	Each of the Company and the Directors shall, no later than noon on the Business Day prior to the Closing Date deliver or procure to be delivered to the Placing Banks, the documents listed in Part C of Schedule 5, other than the documents in paragraph 7 thereof.

4.3.6	Each of the Founder Entities shall, no later than noon on the Business Day prior to the Closing Date, deliver or procure to be delivered to the Placing Banks, the documents listed in paragraph 7 of Part C of Schedule 5.

5.	PRE-CLOSING OBLIGATIONS

5.1	Admission of Depositary Interests to CREST

Each of the Company, the Founder Entities and the Directors shall procure that on or before Admission:

5.1.1	all necessary filings have been made with the Registrar of Companies to facilitate the transfer of Depositary Interests through CREST;

5.1.2	securities application forms (in connection with the Shares and the Warrants) are submitted by the Company to Euroclear;

5.1.3	the Registrars confirm to Euroclear that they are the registrars for all of the Shares and Warrants; and

5.1.4	the Registrars and the Depositary take all necessary steps and give all necessary instructions to Euroclear to allow the Depositary Interests to be held in dematerialised form as at and from Admission.

5.2	Determination of the Allocations

Allocations under the Offer will be determined in accordance with clause 3.5.

5.3	Notification of details for delivery of New Ordinary Shares and Matching Warrants

No later than 5.00 p.m. on the second Business Day prior to the Closing Date, the Placing Banks shall notify the Company and the Registrars of the number of New Ordinary Shares and Matching Warrants to be issued and in each case delivered on the Closing Date and the names, addresses and, if relevant, custodial details of the persons to whom such New Ordinary Shares and Matching Warrants are to be issued and delivered, together with the relevant number of New Ordinary Shares and Matching Warrants to be delivered to each such person.

5.4	Settlement by the Company in respect of AI Placees

5.4.1	The Company shall arrange to settle directly with AI Placees in respect of New Ordinary Shares (and Matching Warrants) to be subscribed for by AI Placees pursuant to the Offer as set forth in Schedule 12, and such arrangments shall include the requirement that no New Ordinary Shares or Matching Warrants shall be allotted or issued to an AI Placee unless and until cleared funds in respect of the New Ordinary Shares (and Matching Warrants) to be subscribed for by such AI Placee, as set forth against his or her name in Schedule 12, have been received. The Company shall notify the Placing Banks by no later than 10.00 a.m. on the Closing Date of any AI Placee who has defaulted on his or her obligation to pay the subscription price due from him or her (the aggregate of all such defaults to pay the subscription price being the “Defaulted Subscription Amount”) with full supporting information.

5.4.2	The Aggregate AI Subscription Price set out in Schedule 12 less the Defaulted Subscription Amount shall be deducted from the aggregate of the amounts payable by the Placing Banks in accordance with clause 6.2.1. Such deduction shall be divided between the Placing Banks in equal proportions.

5.5	Calculation of estimated net proceeds and invoice of expenses

No later than 5.00 p.m. on the Business Day immediately prior to the Closing Date, the Placing Banks shall deliver to the Company:

5.5.1	an estimate of the amount to be paid by the Placing Banks on the Closing Date in accordance with the provisions of clause 6.2.1; and

5.5.2	an invoice in respect of the costs and expenses payable by the Company pursuant to clause 9.3 (to the extent that such costs and expenses are known to the Placing Banks at that time),

provided that, for the avoidance of doubt, nothing in this clause 5.5 shall alter the amount the Placing Banks are required to pay under clause 6.2.1 or preclude the Placing Banks from seeking payments for amounts they are entitled to recover under clause 9.3.

5.6	Allotment of New Ordinary Shares and Matching Warrants

5.6.1	The Company and, so far as each Director has the power to do so, each Director will procure that on or before the Business Day prior to the Closing Date, the Board of Directors passes appropriate resolutions and takes all other necessary steps to allot and issue on the Closing Date, conditional only on Admission, (i) the New Ordinary Shares fully paid up at the Offer Price and (ii) the Matching Warrants, to subscribers in the proportions and as otherwise directed by the Placing Banks.

5.6.2	The Company will arrange to issue the New Ordinary Shares and Matching Warrants to the Depositary or its nominated custodian and for the Depositary to issue Depositary Interests in respect thereof to the CREST Nominee, which will hold such Depositary Interests as nominee for the persons entitled thereto, and for such Depositary Interests to be credited to the CREST account of the CREST Nominee notified to the Company by the Placing Banks (such notification to be made no later than the Business Day prior to the Closing Date).

6.	CLOSING

6.1	Issue of Shares and Warrants

Upon satisfaction or waiver (if capable of waiver) of the Conditions (other than the Listing Condition in the case of clause 6.1.1) and subject to this Agreement not having been terminated in accordance with clause 13, the Company undertakes to the Placing Banks that by 8.00 a.m. on the Closing Date:

6.1.1	Issue of New Ordinary Shares and Matching Warrants

conditional on Admission and (in respect of New Ordinary Shares and Matching Warrants subscribed for by AI Placees) against the amounts received by the Company referred to in clause 5.4.1 and (in respect of

New Ordinary Shares and Matching Warrants subscribed for otherwise than by AI Placees) against the undertaking to make payment pursuant to clause 6.2, it will issue the New Ordinary Shares and Matching Warrants to be issued pursuant to the Offer to the Depositary or its nominated custodian, procure that the Depositary Interests in respect of such New Ordinary Shares and Matching Warrants are credited to the CREST account of the CREST Nominee notified to the Company by the Placing Banks under clause 5.6.2, instruct the CREST Nominee to hold such Depositary Interests as nominee for the persons entitled thereto (as directed by the Placing Banks), and instruct the Registrars to register the Depositary or its nominated custodian as the holder of such New Ordinary Shares and Matching Warrants in the Register of Members;

6.1.2	Notification to CREST

it will immediately following Admission notify CREST that the Conditions have been satisfied or waived (as the case may be).

6.2	Payment

6.2.1	Following satisfaction or waiver (if capable of waiver) of the Conditions on the Closing Date and against compliance by the Company, each of the Founder Entities and each of the Directors with its or his obligations under clauses 4 and 5 and this clause 6, each Placing Bank shall make or procure payment to the Company of an amount equal to the aggregate of: (i) any monies received by it from the Founders for New Ordinary Shares (with Matching Warrants) pursuant to the Offer and (ii) the Offer Price multiplied by the number of New Ordinary Shares (with Matching Warrants) set forth against its name in the Part B of Schedule 9, less:

(A)	any amount that it is entitled to deduct pursuant to clause 5.4.2;

(B)	the commission payable to it by the Company pursuant to clause 9.1;

(C)	the costs and expenses payable to it by the Company pursuant to clause 9.3;

(D)	any amount in respect of VAT payable to it by the Company pursuant to clause 9.4; and

(E)	an amount equal to the aggregate of any amounts payable to it by the Company pursuant to clause 10.1.

6.2.2	Any payment of monies under this clause 6.2 shall be made by wire transfer by the Placing Bank in United States dollars on the Closing Date to the account notified by the Company to the Placing Banks no later than two Business Days prior to the Closing Date (it being acknowledged that the bank with which the account is held and the jurisdiction in which it is located must be reasonably acceptable to the Placing Banks and it being further acknowledged that depending on the location of such account, the monies may not be received on the day of transfer), evidence of such payment taking the form of a confirmation from the Placing Banks that they have made the relevant payment to the Company and the compliance by each Placing Bank with its obligations under this clause 6 will be a complete discharge of its obligations under this Agreement.

6.3	Exercise by Placing Banks of Company’s rights

The Company acknowledges and agrees that, subject to compliance by the Placing Banks with this clause 6, the Placing Banks may exercise any and all rights which the Company may have against any person who for any reason whatsoever has failed to pay for any New Ordinary Shares (with Matching Warrants). For the avoidance of doubt, and without limitation to the generality of the foregoing, in the event that any AI Placee fails to pay any amount due from it in respect of any New Ordinary Shares and Matching Warrants in accordance with clause 5.4.1 or fails to provide a duly executed letter in the form of Schedule 11 on a timely basis (or the contents of such letter are inaccurate) or otherwise fails to comply with the terms and conditions of the Offer, the Placing Banks may re-allocate and sell to other investors such New Ordinary Shares and Matching Warrants or exercise such other rights or take such other actions as the Placing Banks deem appropriate in their sole discretion.

7.	CONDITIONS

7.1	Conditions to this Agreement

The obligations of the Placing Banks under this Agreement are subject to the following conditions:

7.1.1	Warranties

the Warranties being true and accurate and not misleading in each case on the date of this Agreement, the date of any Supplementary Prospectus and the Closing Date as though, in each such case, they had been given and made on such date and time by reference to the facts and circumstances then subsisting;

7.1.2	Compliance

each of the Company, the Founder Entities and the Directors having complied with all their respective obligations under this Agreement and having satisfied all the Conditions to be satisfied by any of them, in each case under this Agreement or under the terms and conditions of the Offer, which fall to be performed or satisfied on or prior to Admission;

7.1.3	Indemnity

no matter having arisen prior to Admission which in the opinion of the Placing Banks might reasonably be expected to give rise to a Claim under clause 12;

7.1.4	Approval of Final Prospectus

the Final Prospectus having been approved by the UK Listing Authority and being filed with the FCA in accordance with the Prospectus Rules and FSMA not later than 3.00 p.m. on the date of this Agreement (or such later time or date as the Placing Banks may agree with the Company);

7.1.5	Publication of the Final Prospectus

the Final Prospectus being published and made available to the public in accordance with the Prospectus Rules not later than 3.00 p.m. on the date of this Agreement (or such later time or date as the Placing Banks may agree with the Company);

7.1.6	Receipt of documents

delivery of the documents referred to in clause 4.3 in accordance with the terms set out in clause 4.3;

7.1.7	Amendments and Supplements

no event referred to in section 87G of FSMA arising between the date of publication of the Final Prospectus and Admission and no Supplementary Prospectus being published by or on behalf of the Company and/or the Founders prior to Admission;

7.1.8	Admission

Admission occurring not later than 8.00 a.m. on the Closing Date (or such later time and/or date as the Company and the Placing Banks may agree (the “Listing Condition”));

7.1.9	Depositary Interests

the Company and the Depositary having entered into the Depositary Agreement and the Depositary having entered into the Deed Poll;

7.1.10	Admission to CREST

the delivery to the Placing Banks on or before at least one day before Admission of a letter or letters from the Depositary addressed to Euroclear dated the date of Admission confirming to Euroclear that all the outstanding conditions for the admission of all of the Depositary Interests to CREST have been satisfied;

7.1.11	Material Adverse Change

there not having occurred in the opinion of the Placing Banks, acting in good faith, any Material Adverse Change (whether or not foreseeable);

7.1.12	Subscription by the Founder Entities

the Founder Entities (i) paying in cleared funds for the New Ordinary Shares (with Matching Warrants) set out against their names in Part A of Schedule 9 as soon as reasonably practicable on the Closing Date, (ii) complying with their obligations in paragraph 24 of Schedule 6, and (iii) subscribing for such New Ordinary Shares and Matching Warrants as soon as reasonably practicable on the Closing Date;

7.1.13	Issue of the Founder Preferred Shares

the valid issue of the fully paid Founder Preferred Shares and Warrants (as described in paragraphs 4.3 of Part VIII (Additional Information) of the Final Prospectus) by no later than Admission on the Closing Date;

7.1.14	Entry into the Warrant Instrument

the Warrant Instrument having been executed by the Company and remaining in full force and effect, and having not lapsed or been amended or terminated prior to Admission; and

7.1.15	Entry into of the Insider Letters

each of the Insider Letters being entered into and the obligations in such letters being legal, valid, binding and enforceable,

together, the “Conditions” and each a “Condition”.

7.2	Non satisfaction or waiver

7.2.1	If any of the Conditions having fallen due for satisfaction (each Condition being due for satisfaction by the time and date specified therein or, where no such time or date is specified, by Admission) or waiver (if capable of waiver) have not been fulfilled or waived in writing by the Placing Banks (in their absolute discretion) or have become incapable of being satisfied by the relevant time and date, then this Agreement and all the obligations of the parties hereunder shall, except as provided in clause 13.3, forthwith cease to have effect.

7.2.2	The Placing Banks may not waive the Conditions set out in clauses 7.1.4, 7.1.5 and 7.1.8.

8.	UNDERTAKINGS

8.1	The provisions of Schedule 6 shall have effect as undertakings to each of the Placing Banks.

8.2	In connection with the Offer, the Placing Banks agree to comply with the selling restrictions set out in Schedule 8.

9.	COMMISSIONS, COSTS AND EXPENSES

9.1	Commission

9.1.1	Subject to the satisfaction (or waiver if capable of waiver) of the Conditions and to this Agreement not having been terminated under clause 13 prior to Admission on the Closing Date, the Company undertakes to pay to the Placing Banks on the Closing Date a commission of 2.00 per cent. of an amount equal to the aggregate of the Offer Price multiplied by the total number of New Ordinary Shares (with Matching Warrants) set out in Part B of Schedule 9 (the “Placing Proceeds”) (together with any amounts in respect of VAT properly chargeable in respect of the relevant supply payable in accordance with clause 9.4).

9.1.2	For the avoidance of doubt, commissions shall not be payable on any New Ordinary Shares (with Matching Warrants) subscribed for by the Founders.

9.1.3	The commission payable pursuant to clause 9.1.1 shall be allocated between the Placing Banks in equal proportions.

9.2	Set-off

Payment of commission in accordance with clause 9.1 (including any VAT chargeable thereon) shall be made in cleared funds on the Closing Date by deduction of the amount of such commission (including any VAT chargeable thereon) from the payment to be made by the Placing Banks pursuant to clause 6.2.

9.3	Company costs and expenses

9.3.1

In addition to the commissions referred to in clause 9.1 the Company undertakes to pay or cause to be paid (subject to the satisfaction (or waiver if capable of waiver) of the Conditions and to this Agreement not having been terminated under clause 13) all costs, charges, fees and expenses (including, without limitation, such part of any such costs, charges, fees and expenses as relates to VAT, as the case may be, chargeable on any supply or supplies for which such costs, charges, fees and expenses are all or any part of the consideration, such VAT, as the case may be, to be payable in accordance with clause 9.4) in connection with or incidental to the Offer, Admission and the arrangements referred to or described in the Transaction Agreements including, without limitation:

(A)	all fees and expenses payable to the UK Listing Authority (including fees payable pursuant to the Listing Rules), the London Stock Exchange or in respect of CREST;

(B)	all costs and expenses payable in connection with the preparation, printing, distribution and filing of the Offer Documents;

(C)	all costs and expenses payable in connection with the Transaction Agreements, any closing documents and any other documents in connection with the Offer and the offering, allotment, subscription, issue, purchase, sale, transfer and delivery of the Shares and Warrants in connection with the Offer and/or the arrangements contemplated by the Transaction Agreements;

(D)	all costs and expenses incurred by the Placing Banks in connection with the offer of New Ordinary Shares and Matching Warrants to AI Placees;

(E)	the cost of preparing and despatching certificates to represent the Shares and Warrants;

(F)	the costs and expenses of the Registrars and the Depositary;

(G)	the fees, disbursements and expenses of the Company’s Counsel, the Reporting Accountants, counsel in any other jurisdiction and any other experts or advisers retained by the Company;

(H)	the fees, disbursements and expenses of the Placing Banks’ Counsel (including, without limitation, the fees, disbursements and expenses of any overseas legal counsel instructed by the Placing Banks’ Counsel) such fees not to exceed the cap agreed between the Placing Banks and the Company (and for the avoidance of doubt such cap excludes any applicable VAT, disbursements or expenses of: (i) the Placing Banks’ Counsel; or (ii) overseas/legal counsel instructed by the Placing Banks’ Counsel);

(I)	such Transfer Taxes paid or payable by the Company pursuant to clause 10.1;

(J)	printing, public relations, marketing, advertising, courier, postage and telecommunications expenses;

(K)	the costs and expenses relating to investor presentations or other meetings with prospective investors undertaken in connection with the marketing of the Offer (including, without limitation, the cost of hiring the venues and travel and accommodation expenses);

(L)	all travel and out-of-pocket expenses properly incurred by each Placing Bank in connection with the Offer, Admission and the arrangements referred to in, or contemplated by, the Transaction Agreements;

(M)	all filing fees and similar expenses in connection with the qualification of the Shares and Warrants for offering and sale in any jurisdiction agreed between the Placing Banks and the Company or contemplated by the Offer Documents; and

(N)	all other costs and expenses properly incurred by each of the Placing Banks in connection with the Offer or the performance of their obligations under this Agreement.

9.3.2	The Company undertakes upon request by either of the Placing Banks from time to time to promptly pay to or to reimburse to them the amount of any such costs, charges, fees and expenses referred to in this clause 9.3 which any of them may have properly paid or incurred.

9.3.3	Without prejudice to their right to receive payment directly from the Company pursuant to this clause 9.3, the Placing Banks shall be entitled and are authorised to deduct some or all of such costs, charges, fees and expenses payable pursuant to this clause 9.3 from any payment to be made by the Placing Banks to the Company under this Agreement. Deduction of these amounts under this clause 9.3 will discharge the Company’s obligations to pay those amounts, but only to the extent of the amounts deducted and no further. Any further amounts payable will be paid promptly on demand.

9.4	VAT

9.4.1	Amounts payable by the Company to either of the Placing Banks for any supply (for VAT purposes) made by the Placing Banks under or pursuant to this Agreement are expressed exclusive of amounts payable in respect of VAT.

9.4.2	If the performance by either of the Placing Banks (for the purposes of this clause 9.4 only, each a “payee”) of any of its obligations under this Agreement shall represent for VAT purposes the making by a payee of any supply to the Company (for the purposes of this clause 9.4 only, the “payer”) that is subject to VAT at a positive rate, the payer shall pay in addition to such consideration (if any) payable for the supply an amount equal to any VAT properly chargeable on such supply (if any) within 14 days of presentation of a valid VAT invoice in respect of such supply.

9.4.3	Subject to clause 9.4.4, where a sum (a “Relevant Sum”) is payable or is to be reimbursed by the payer to a payee in respect of any cost, charge, fee or expense, and such cost, charge, fee or expense includes an amount in respect of VAT, which is borne by the relevant payee on the supply or supplies for which the cost, charge, fee or expense in question is all or any part of the consideration, the payer shall pay to the relevant payee in respect of such VAT an amount equal to the amount of such VAT which the relevant payee certifies is not recoverable by it (or by the representative member of a VAT group of which it is a member) by repayment or credit (such certificate to be conclusive in the absence of manifest error) such payment to be made within 14 days of the later of:

(A)	the date upon which payment of VAT in respect of the Relevant Sum has been made by the relevant payee; and

(B)	the date on which certification in accordance with this clause 9.4.3 is produced to the payer.

9.4.4	If the Relevant Sum constitutes for VAT purposes the reimbursement of costs, charges, fees or expenses incurred by a payee as agent of the payer excluding where the relevant payee acts as an agent for the payer within the meaning of Sections 47(2A) or 47(3) of the Value Added Tax Act 1994 (or an equivalent provision in another relevant jurisdiction), the payer shall pay to the relevant payee an amount equal to the element included in the costs, charges, fees or expenses in respect of VAT (that is to say the part of the costs, charges, fees or expenses which relates to the VAT chargeable on any supply or supplies for which such costs or expenses are all or any part of the consideration) provided that in such case the relevant payee shall use its reasonable endeavours to procure that, as soon as reasonably practicable, the person making the supply or supplies in respect of which the costs, charges, fees or expenses are incurred issues, a valid VAT invoice to the payer, that names the payer as the recipient of the relevant supply or supplies.

10.	TRANSFER TAXES

10.1	Transfer Taxes to be paid by the Company

The Company shall be liable to pay and reimburse the Placing Banks in respect of all Transfer Taxes which may arise in connection with the execution, delivery and performance of this Agreement and/or Admission and/or the issue, subscription or delivery of the New Ordinary Shares or Warrants (or Depositary Interests in respect of the foregoing) to the initial subscribers thereof (including, if applicable, to the Placing Banks), including but not limited to any Transfer Taxes arising in respect of any issue, transfer or agreement to transfer to or by the Depositary or its nominated custodian or the CREST Nominee or acquisition or agreement to acquire from or by the Depositary or its nominated custodian or the CREST Nominee, New Ordinary Shares or Warrants. For the avoidance of doubt, the Company shall not be liable under this clause 10.1 to pay to and reimburse the Placing Banks in respect of any Transfer Taxes in respect of any subsequent sale of New Ordinary Shares or Warrants by subscribers procured by the Placing Banks to any other person or, in circumstances where a Placing Bank has subscribed for New Ordinary Shares or Warrants as principal, in respect of any subsequent sale of such Shares or such Warrants by a Placing Bank to any other person.

10.2	Method of payment

Any amount payable by the Company pursuant to clause 10.1 shall be paid as follows:

10.2.1	by a Placing Bank deducting from the amount payable to the Company pursuant to clause 6.2 any sum payable by the Company pursuant to clause 10.1. Such deduction may include the Placing Banks’ reasonable estimate of the maximum amount of such Transfer Taxes (if any) payable by the Company pursuant to clause 10.1;

10.2.2

to the extent that the actual amount in respect of Transfer Taxes or any related costs, fines, penalties or interest actually payable by the Company pursuant to clause 10.1 exceeds the amount deducted by the Placing

Banks in respect thereof from the payment made by the Placing Banks to the Company pursuant to clause 10.2.1 above, the Company shall on demand pay to the Placing Banks, a sum equal to the excess and the Company will indemnify the Placing Banks against all Claims and Losses suffered or incurred by any Placing Bank in connection with enforcing its rights against the Company under this clause 10.2.2;

10.2.3	to the extent that the actual amount in respect of Transfer Taxes or any related costs, fines, penalties or interest actually payable by the Company to the Placing Banks pursuant to clause 10.1 is less than the amount deducted by the Placing Banks from the payment to the Company pursuant to clause 10.2.1 above, the excess or amount of recovery will be promptly repaid or paid to the Company on discovery of that fact (or, if such sum has been accounted for to the relevant tax authority, the Placing Banks shall, subject to having such security in respect of costs and expenses as it may require, take all reasonable steps as may be required to obtain a refund of such sum (together, where relevant, with interest at the appropriate rate from the relevant tax authority) and shall on receipt thereof pay any such amounts recovered to the Company after deduction of any costs and expenses properly incurred by the Placing Banks).

11.	WARRANTIES

11.1	Warranties by the Company and the Founders

Each of the Company and the Founders severally represents and warrants to the Placing Banks in the terms of the Warranties set out in Schedule 3.

11.2	Repetition of Warranties

11.2.1	Each of the Warranties are given as at the date of this Agreement and shall be deemed to be repeated and given as of the date that any Supplementary Prospectus is published by the Company and on the Closing Date, in each case, by reference to the facts and circumstances subsisting at such time.

11.2.2	Each of the certificates to be delivered pursuant to paragraphs 5, 6 and 7 of Part B of Schedule 5 and paragraphs 6, 7 and 8 of Part C of Schedule 5 will have effect as a representation and warranty, as of their date, by the Company and the Founders as the case may be, to the Placing Banks as to the matters contained therein.

11.2.3	Each of the Company and the Founders acknowledges that each of the Placing Banks is entering into this Agreement in reliance on the Warranties and that each Warranty shall be separately construed and shall not be limited by reference (express or implied) to the terms of any other Warranty or any other term of this Agreement.

11.2.4	Each party giving a Warranty under this Agreement severally undertakes to each Placing Bank:

(A)	not to do, or omit to do, anything which would or might cause any Warranty given by it to become untrue, inaccurate, misleading or breached at any time (by reference to the facts and circumstances existing at that time) between the date of this Agreement and the Closing Date (“Completion”); and

(B)	promptly to give notice to each of the Placing Banks if it becomes aware of a fact or circumstance which constitutes a breach of any of the Warranties given by it or has caused or would or might cause any Warranty given by it to become untrue, inaccurate or misleading at any time (by reference to the facts and circumstances existing at that time) before Completion or if it becomes aware, before Completion, of a fact or circumstance which would or might give rise to a claim under any of the indemnities as contained in, or given pursuant to, clause 12 or any other provision of this Agreement.

11.3	Announcements

11.3.1	If, at any time prior to Completion, either of the Placing Banks:

(A)	receives notice of the type referred to in clause 11.2.4(B); or

(B)	becomes aware that any of the Warranties was, is, has become or is reasonably likely to become untrue, inaccurate, misleading or breached in any respect,

the Placing Banks may (without prejudice to its right to terminate this Agreement pursuant to clause 13 and without prejudice to the Conditions and the determination of the Placing Banks whether or not to waive such Conditions) require the Company, at its own expense, to amend, update or supplement the Final Prospectus (such amendment or supplement to be in a form approved by the Placing Banks) and/or require the Company, at its own expense, to make such announcements and/or despatch such communications and/or take such other steps as the Placing Banks, consider necessary or desirable in connection with the untruth, inaccuracy or misleading nature of the representation, warranty or undertaking concerned.

11.3.2	If the Company fails to comply with any such requirement, the Placing Banks may require that the Company shall:

(A)	cease to communicate any Offer Document which contains any reference to the Placing Banks; and/or

(B)	notify any person to whom any Offer Document has been despatched and any other person known to be relying on any Offer Document, of the relevant circumstances which render such Offer Document untrue, inaccurate or misleading or not in compliance with applicable legal or regulatory requirements.

11.4	Maximum liability of the Founders

11.4.1	The aggregate liability of Noam Gottesman and Toms Acquisition I LLC pursuant to this Agreement shall not exceed US$14,596,000, save to the extent that any such liability arises as a result of the fraud or wilful default of either of Noam Gottesman or Toms Acquisition I LLC.

11.4.2	The aggregate liability of Martin Franklin and Mariposa Acquisition II, LLC pursuant to this Agreement shall not exceed US$14,596,000, save to the extent that any such liability arises as a result of the fraud or wilful default of either of Martin Franklin or Mariposa Acquisition II, LLC.

11.4.3	For the avoidance of doubt, the limitations in this clause 11.4 shall not apply in relation to clause 3.3 and paragraph 24 of Schedule 6.

11.5	Maximum Liability of the Non-Founder Directors

The aggregate liability of each Non-Founder Director pursuant to this Agreement shall not exceed the amount set out opposite his name in Part B of Schedule 1, save to the extent that any such liability arises as a result of the fraud or wilful default of such Non-Founder Director.

11.6	Time limit on claims

11.6.1	Subject to clause 11.6.2, no claim shall be brought against any Founder Entity or Director in respect of any breach of this Agreement (other than in relation to paragraphs 4.1, 7.4, 19, 21 and 23 of Schedule 6) unless notice in writing of the claim (giving reasonable details of the claim) has been given to the relevant Founder Entity or Director by no later than the Accounts Publication Date and, in relation to any claim which may be outstanding on the Accounts Publication Date, unless court proceedings have been instituted or commenced against the relevant Director in a court of competent jurisdiction prior to the date falling 12 months after the Accounts Publication Date.

11.6.2	The limitation in clause 11.6.1 shall not apply in relation to any claim:

(A)	arising as a result of the Warranties set out in paragraphs 1, 2 and 3 of Schedule 3 being untrue, inaccurate, misleading or breached in any respect; or

(B)	resulting from fraud or wilful default, in each case in respect of or on the part of the person for whose benefit the limitation would have otherwise applied.

11.7	All representations, warranties and undertakings given or deemed to be given under this Agreement or any document delivered under it shall remain in full force and effect notwithstanding the completion of the subscription and purchase of the New Ordinary Shares and Matching Warrants, the completion of the Offer and all other matters and arrangements referred to or contemplated by this Agreement.

11.8	Where any of the Warranties are qualified by reference to awareness and/or knowledge and/or information and/or belief, that reference shall be deemed to include a statement to the effect that the relevant Warranty has been given after making all reasonable enquiries (unless expressly stated to the contrary, as when the word “actual” is used).

12.	INDEMNITIES AND WAIVER OF CLAIMS

12.1	Indemnity by the Company

The Company (the “Indemnifying Person”) undertakes to indemnify and hold harmless each of the Indemnified Persons against all claims, actions, proceedings, investigations, demands, judgments and awards (together “Claims”) which may be brought, made, threatened or alleged against or otherwise involve all or any of the Indemnified Persons and against all losses, liabilities, damages, costs, charges, duties, expenses (including legal expenses) and Taxation (other than any Taxation incurred by an Indemnified Person on its net income, profits or gains) (together “Losses”), on demand, whether joint or several, which may be suffered or incurred by any of the Indemnified Persons (including, without limitation, all Losses which all or any of the Indemnified Persons may incur in investigating, preparing for, disputing or defending, or providing evidence in connection with, any such Claims (whether or not the Indemnified Person is an actual or potential party to such Claims) or Losses or in establishing any Claim or mitigating any Loss on its part or otherwise enforcing its rights under this clause 12.1) which arise, directly or indirectly, out of, or are attributable to, or connected with anything done or omitted to be done by any person (including the relevant Indemnified Person) in connection with the Offer, Admission or the arrangements contemplated by the Offer Documents (or any of them) or the Transaction Agreements (or any of them) or any other agreement relating to the Offer (or any amendment or supplement to any of them), including but not limited to:

12.1.1	any and all Losses or Claims in connection with or arising out of the Offer Documents (or any of them) not containing or fairly presenting, or being alleged not to contain or fairly present, all information required to be contained therein or any statement therein being or being alleged to be in any respect untrue, inaccurate or misleading or not based on reasonable grounds or an untrue or alleged untrue statement of a material fact contained in any Offer Document or any omission or alleged omission in any Offer Document to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

12.1.2	any and all Losses or Claims in connection with or arising out of any breach or alleged breach by the Company, any of the Founder Entities or any Director of any of their respective obligations (including, without limitation, the Warranties given by them pursuant to clause 11 and the undertakings given by them pursuant to clause 8) in this Agreement or in connection with the Offer, Admission or the arrangements contemplated by the Offer Documents (or any of them) or the Transaction Agreements (or any of them) or any other agreement relating to the Offer (or any amendment or supplement to any of them);

12.1.3	any and all Losses or Claims in connection with or arising out of the publication, distribution or issue of the Offer Documents (or any of them) or any other documents or materials relating to the Offer or Admission;

12.1.4	any and all Losses or Claims in connection with or arising out of any failure or alleged failure by the Company or any of the Directors or any of the Company’s Affiliates, agents, employees or advisers (in each case other than the relevant Indemnified Person) to comply with FSMA, the LPDT Rules, the Admission and Disclosure Standards or any other applicable legal or regulatory requirements in any jurisdiction in relation to the Offer, Admission or to the arrangements contemplated by the Offer Documents (or any of them) or the Transaction Agreements (or any of them) or any other agreement relating to the Offer (or any amendment or supplement to any of them);

12.1.5	any and all Losses or Claims whatsoever suffered or incurred by such Indemnified Person as a person who has communicated or approved the contents of any financial promotion made in connection with the Offer or the application for Admission for the purpose of section 21 of FSMA;

12.1.6	any and all Losses or Claims in connection with or arising out of the carrying out (whether as an agent to the Company or otherwise) by an

Indemnified Person of any of its obligations or services under or in connection with the Offer, Admission or the arrangements contemplated by the Offer Documents (or any of them) or the Transaction Agreements (or any of them) or any other agreement relating to the Offer (or any amendment or supplement to any of them) either before, on or after the date of this Agreement; and

12.1.7	any and all Losses or Claims whatsoever suffered or incurred by any Indemnified Person in connection with or arising out of any failure by any AI Placee to pay, in full and on a timely basis, all amounts due from it in respect of any New Ordinary Shares and Matching Warrants for which it has agreed to subscribe as set out in Schedule 12 or any failure by any AI Placee to provide a duly executed letter in the form of Schedule 11 on a timely basis (or the contents of such letter are inaccurate) or to otherwise comply with the terms and conditions of the Offer.

12.2	Scope of indemnity

The indemnity contained in clause 12.1 shall not apply to any Claims or Losses:

12.2.1	(otherwise than in connection with the matters referred to in clauses 12.1.1, 12.1.2, 12.1.3, 12.1.4 and 12.1.7) to the extent finally judicially determined by a court of competent jurisdiction to have arisen primarily out of the gross negligence, fraud or wilful default on the part of such Indemnified Person; or

12.2.2	comprising a decline in the market value of the New Ordinary Shares which is suffered or incurred by an Indemnified Person as a result of it having been required to subscribe for New Ordinary Shares pursuant to clause 3.2 (save with respect to New Ordinary Shares and Matching Warrants referred to in clause 12.1.7) unless such decline is caused by or results from or is attributable to or would not have arisen but for (in each case directly or indirectly) the negligence or default of the Company or any breach by the Company of its obligations under the Transaction Agreements (or any of them) or any other agreement relating to the Offer (or any amendment or supplement to any of them), including without limitation a breach of the Warranties or any circumstance which constitutes such a breach.

12.3	Notification and conduct of claims

12.3.1	If any Indemnified Person becomes aware of any Claim against it in respect of which indemnification under this clause 12 may be sought, that Indemnified Person (or, if the Indemnified Person is not a party to this Agreement and an associated Indemnified Person who is a party to this Agreement so elects, that Indemnified Person who is a party to this Agreement) shall as soon as reasonably practicable notify the Indemnifying Person from whom indemnification under this clause 12 will be sought of such Claim. It is agreed that failure by the Indemnified Person to so notify the Indemnifying Person informed shall not relieve the Indemnifying Person from any liability set out in this clause 12 or otherwise.

12.3.2

In case any such Claim is brought against any Indemnified Person, the Indemnifying Person shall, unless the Indemnified Person elects to assume the defence themselves, assume the defence thereof and appoint counsel satisfactory to the Indemnified Person and shall be liable to pay the fees and expenses of such counsel related to such Claim. In any Claim, any Indemnified Person shall have the right to retain its own counsel and assume the defence themselves, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless:

(A)	the Indemnifying Person and the Indemnified Person shall have mutually agreed to the retention of such counsel;

(B)	representation of both the Indemnifying Person and the Indemnified Persons by the same counsel (in the absolute discretion of the Indemnified Person) would be or becomes inappropriate due to actual or potential differing interests between them;

(C)	pursuant to this clause 12.3.2, the Indemnified Person has elected to assume the defence itself or the Indemnifying Person has failed to appoint counsel satisfactory to the Indemnified Person; or

(D)	the relevant Indemnified Person’s insurers confirm that rights under its policies of insurance may be prejudiced.

It is understood that the Indemnifying Person shall reimburse such fees and expenses as they are incurred in respect of clauses 12.3.2(A) to 12.3.2(D).

12.3.3	Each Indemnifying Person agrees that if it becomes aware of any Claim relevant for the purpose of this clause 12 or any matter which may give rise to any such Claim, it shall promptly notify the Placing Banks thereof and shall promptly provide the Placing Banks with such information and copies of such documents relating to such Claim as they may reasonably request.

12.4	Claims by the Company, the Founder Entities or the Directors

12.4.1	Each of the Company, the Founder Entities and the Directors agrees not to (and shall procure that none of its Affiliates nor any persons asserting claims on behalf of or in right of such person shall bring, make, threaten or allege any Claims against or otherwise involve any Indemnified Person to recover any Losses which the Company, the Founder Entities, or the Directors may suffer or incur (including, without limitation, all Losses which such person may incur in investigating, preparing for, disputing or defending, or providing evidence in connection with, any such Claims or Losses or in establishing any Claims or mitigating any Loss on its part) by reason of, or arising out of, directly or indirectly, attributable to, or in connection with, the carrying out or the performance by any Indemnified Persons, or on their behalf, of their obligations or services under or in connection with the Offer, Admission or the arrangements contemplated by the Offer Documents (or any of them) or the Transaction Agreements (or any of them) or any other agreement relating to the Offer (or any amendment or supplement to any of them) on, before or after the date of this Agreement unless and to the extent that such Claims or Losses (otherwise than in connection with the matters referred to in clauses 12.1.1, 12.1.2, 12.1.3, 12.1.4 and 12.1.7) are finally judicially determined by a court of competent jurisdiction to have arisen primarily out of the gross negligence, fraud or wilful default on the part of such Indemnified Person.

12.4.2	Notwithstanding any rights or claims which the Company, the Founders or any of their respective subsidiaries, Affiliates or any of the directors, officers or employees of any of them may have or assert against a Placing Bank in connection with the Offer, Admission or the arrangements contemplated by the Offer Documents (or any of them) or the Transaction Agreements (or any of them) or any other agreement relating to the Offer (or any amendment or supplement to any of them), no claim will be brought by any such person against any director or any other officer or employee of any Indemnified Person in respect of any conduct, action or omission by the individual concerned in connection with the Offer, Admission or the arrangements contemplated by the Offer Documents (or any of them) or the Transaction Agreements (or any of them) or any other agreement relating to the Offer (or any amendment or supplement to any of them).

12.5	Settlement of claims

The Indemnifying Person agrees that it will not, without the prior written consent of the relevant Indemnified Person(s), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any Governmental Agency, commenced, pending or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this clause 12 (whether or not the Indemnified Persons are actual or potential parties thereto) unless such settlement, compromise or consent:

12.5.1	includes an unconditional release of each Indemnified Person from all liability arising out of such litigation, investigation, proceeding or claim; and

12.5.2	does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

12.6	Proportionate liability

If an Indemnifying Person enters into any agreement or arrangement with any adviser or any other person for the purpose of or in connection with the Offer, the terms of which provide that the liability of the adviser or such other person to the Indemnifying Person or any other person, or the liability of any Indemnifying Person to any other person, is excluded or limited in any manner, and any Indemnified Person may have joint or joint and several liability with such adviser or such other person to the Indemnifying Person or to any other person arising out of the performance of its duties under this Agreement, the Indemnifying Person shall:

12.6.1	not be entitled to recover any amount from an Indemnified Person in respect of any Loss suffered by an Indemnifying Person, in excess of the proportion of such Loss equal to the proportion of that Indemnified Person’s contribution to the overall fault for such Loss, as agreed between the relevant parties or, in the absence of agreement, as determined by a court of competent jurisdiction and in any such event (but without prejudice to the foregoing) the Indemnifying Person shall not be entitled to recover more from an Indemnified Person than would have been recoverable had such agreement or arrangement not been entered into;

12.6.2	indemnify the Indemnified Person in respect of any increased liability to any third party which would not have arisen in the absence of such exclusion or limitation; and

12.6.3	take such other action as the Indemnified Person may require to ensure that the Indemnified Person is not prejudiced as a consequence of such agreement or arrangement.

12.7	Regulatory obligations

Nothing in this Agreement shall exclude or restrict any duty or liability of any Indemnified Person which it has under FSMA or under the regulatory system (as defined in the FCA Handbook) to the extent such exclusion or restriction is prohibited by the FCA Handbook. The parties agree that the terms of this Agreement, including this clause 12, are reasonable, honest, fair and professional.

12.8	Enforceability

Without prejudice to the generality of clause 16.9, each of the sub-clauses in this clause 12 and each of the exclusions of liability and indemnities within those sub-clauses is and shall be construed as separate and severable and in the event that any such sub-clause, exclusion of liability or indemnity is determined by any court to be unenforceable in whole or in part for any reason, such unenforceability shall not affect or impair the enforceability of the other sub-clauses or the remainder of any sub-clause as appropriate and any such other sub-clauses or parts thereof, as appropriate, shall continue to bind the parties.

12.9	Rights in addition to others

The indemnities contained in this clause 12 are in addition to any rights which any Indemnified Person may have at common law or otherwise, including but not limited to any right of contribution and the provisions of this clause 12 shall remain in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Agreement or any termination of this Agreement.

12.10	Discretion of Indemnified Persons

Each of the Placing Banks shall have an absolute discretion whether or not to exercise or enforce any right under this Agreement, shall be free to deal with its rights under this Agreement without regard to the interests of any Indemnified Person and shall not be required to account to any Indemnified Person in respect of any amount which it receives under this Agreement and shall not be liable to any Indemnified Person for any loss arising from any act or omission with respect to this Agreement.

12.11	Discretion of Indemnifying Persons

Each of the Placing Banks shall be entitled to take, in their absolute discretion, any and all steps (including, without limitation, instituting proceedings) against each of the Indemnifying Persons in relation to any Claims and Losses which may arise under this Agreement.

12.12	Unavailability or inadequacy of indemnities

In the event that the indemnity provided in clause 12.1 is unavailable, or insufficient, to hold harmless an Indemnified Person in respect of any Claims or Losses (save where no amounts would have been payable in any case in respect of such Claims or Losses by virtue of clause 12.2), in either such case as a result of any rule of law or other limit on their validity or effectiveness (other than a limit provided in this Agreement) then in lieu of indemnifying such Indemnified Person thereunder, each Indemnifying Person shall contribute to the aggregate amount of such Claims or Losses incurred or suffered by any such Indemnified Person, as incurred:

12.12.1	in such proportion as is appropriate to reflect the relative benefits (as described in clause 12.13) received from the Offer by the Company on the one hand, and each of the Placing Banks on the other hand; or

12.12.2	if the allocation provided by clause 12.12.1 is not permitted by any applicable law or regulation, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 12.12.1 but also the relative fault (as described in clause 12.14) of the Company on the one hand, and each of the Placing Banks on the other hand, in connection with any of the acts or statements or omissions which resulted in such Claims or Losses, as well as any other relevant equitable considerations.

12.13	Benefits received

The relative benefits received by the Company on the one hand, and each of the Placing Banks on the other hand, from the Offer, shall be deemed to be in the same respective proportions as the total gross proceeds from the Offer (before deducting expenses) received by the Company and the total commissions received by the Placing Banks bear to the total gross proceeds from the Offer.

12.14	Determination of fault

The relative fault of the Company on the one hand, and each of the Placing Banks on the other hand, shall be determined by reference to, among other things, whether any untrue statement or alleged untrue statement in the Offer Documents or any omission or alleged omission from the Offer Documents relates to information supplied by the Company on the one hand, or any of the Placing Banks on the other hand, and by the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the publication of such untrue statement or alleged untrue statement or such omission or alleged omission.

12.15	Obligation to contribute

The Company agrees that it would not be just and equitable if contributions pursuant to clause 12.12 to clause 12.18 were determined by pro rata allocation (even if the Placing Banks were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in clauses 12.12 to clause 12.18. The aggregate amount of any Claims or Losses incurred by an Indemnified Person shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in investigating, preparing for, defending, or providing evidence in connection with any litigation, or any investigation or proceeding by any Governmental Agency, commenced or threatened, or any Claim or Loss which arise, directly or indirectly, out of or are attributable to or connected with anything done or omitted to be done by any person (including by the relevant Indemnified Person) in connection with the Offer, Admission or the arrangements contemplated by the Offer Documents, or any of them (or any amendment or supplement to any of them), or this Agreement or any other agreement relating to the Offer (or any amendment or supplement to any of them), including but not limited to those based on any untrue statement or alleged untrue statement or omission or alleged omission.

12.16	Limit on contribution

Notwithstanding any other provision of clause 12.12 to clause 12.18, none of the Placing Banks shall be required to contribute any amount in excess of the placing commissions received by it pursuant to this Agreement and any obligation to contribute under clause 12.12 are several in proportion to their respective placing obligations and not joint nor joint and several.

12.17	Effect of fraud – obligation to contribute

Notwithstanding clause 12.12, no person guilty of fraud or fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraud or fraudulent misrepresentation.

12.18	Right of Indemnified Persons to contribution

For the purposes of clauses 12.12 to clause 12.18, each Indemnified Person shall have the same rights to contribution as each of the Placing Banks.

12.19	Contracts (Rights of Third Parties) Act 1999

12.19.1	Each Indemnified Person shall have the right under the Contracts (Rights of Third Parties) Act 1999 (which shall apply to this Agreement only to the extent provided in this clause 12.19) to enforce its rights against the Company under this clause 12 provided that, save to the extent notified in writing to the relevant Indemnified Person, Barclays (without obligation) will have the sole conduct of any action to enforce such rights on behalf of an Indemnified Person connected with it.

12.19.2	Save as provided in this clause 12.19, Indemnified Persons other than the relevant Placing Bank will not be entitled directly to enforce their rights against the Company under this Agreement under the Contracts (Rights of Third Parties) Act 1999 or otherwise. The parties to this Agreement may agree to terminate this Agreement or vary any of its terms without the consent of any Indemnified Person and the Placing Banks will have no responsibility to any Indemnified Person under or as a result of this Agreement.

12.20	Taxation

No claim under this clause 12 shall be made in respect of:

12.20.1	Taxation (which includes, for the avoidance of doubt, Transfer Taxes) which an Indemnified Person is compensated for under clause 9.4 or clause 10 of this Agreement, or would have been compensated for under clause 9.4 or clause 10 of this Agreement but was not so compensated solely because one of the exclusions in clause 9.4 or clause 10 of this Agreement applied;

12.20.2	Taxation incurred by an Indemnified Person on its net income, profit or gain; and/or

12.20.3	recoverable VAT.

12.21	Indemnified Person

For the purposes of this clause 12, the expression “Indemnified Person” shall include in the case of each Placing Bank:

12.21.1	that Placing Bank and each of its subsidiaries, branches and Affiliates;

12.21.2	a person who is, on or at any time after the date of this Agreement a director, officer, partner, employee or agent of an undertaking specified in clause 12.21.1 above; and

12.21.3	its selling agents and each person, if any, who controls such Placing Bank within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and such Placing Bank’s Affiliates, subsidiaries, associates and branches and agents of the foregoing persons and holding companies and the subsidiaries of such subsidiaries, branches, Affiliates, associates and holding companies and each of such person’s respective directors, officers, employees and agents,

(each an “Indemnified Person”).

13.	TERMINATION

13.1	Termination Events

If at any time before Admission:

13.1.1	there shall have been a breach by any of the Company, the Founder Entities or the Directors of any of the Warranties contained in this Agreement or any other provision of this Agreement or any of the Warranties is not or has ceased to be, true, accurate and not misleading;

13.1.2	any Condition has not been satisfied by the time and date it is required to have been satisfied or waived (if capable of waiver) by the Placing Banks or if any matter or circumstance arises as a result of which it is reasonable to expect that any of the Conditions will not be satisfied at the required time(s) (if any) and continue to be satisfied at Admission;

13.1.3	any statement contained in any Offer Document is or has become or has been discovered to be untrue, inaccurate or misleading in any material respect, or any matter has arisen which would, if any of the Offer Documents were to be issued at that time, constitute a material omission from the Offer Document;

13.1.4	a matter has arisen which in the opinion of the Placing Banks acting in good faith might reasonably be expected to give rise to a claim under clause 12;

13.1.5	in the opinion of the Placing Banks acting in good faith, a Material Adverse Change has occurred or is likely to occur (whether or not foreseeable at the date of this Agreement);

13.1.6	a Supplementary Prospectus has been published or, in the opinion of the Placing Banks acting in good faith, a Supplementary Prospectus is required to be published and made available pursuant to section 87G of FSMA;

13.1.7	an application of the Company for Admission is withdrawn or refused by the UK Listing Authority or the London Stock Exchange;

13.1.8	there having occurred or it being likely that there will occur, in each case, in the opinion of the Placing Banks:

(A)	any material adverse change in the financial markets in the United States, the United Kingdom, the British Virgin Islands or in any member or associate member of the European Union or the international financial markets, any outbreak or escalation of hostilities, war, act of terrorism, declaration of emergency or martial law or other calamity or crisis or event or any change or development involving a prospective change in national or international political, financial, economic, monetary or market conditions (primary or secondary) or currency exchange rates or controls;

(B)	(a) a suspension or material limitation of (i) trading of any securities of the Company on the London Stock Exchange or on any exchange or over-the-counter market, or (ii) trading generally on the London Stock Exchange, the New York Stock Exchange, the NASDAQ Stock Market or any over-the-counter market; (b) a fixing of or minimum or maximum prices for trading, or the imposition of a requirement for maximum ranges for prices, by any of said exchanges or by such system or by order of any governmental authority; or (c) a material disruption in commercial banking or securities settlement or clearance services in the United States or in the United Kingdom or in the British Virgin Islands or in a member or associated member of the European Union;

(C)	any actual adverse or prospective adverse change or development in United States or United Kingdom or the British Virgin Islands taxation or taxation in a member or associate member of the European Union, materially and adversely, affecting the Company, the New Ordinary Shares or Warrants or the transfer thereof or exchange controls have been imposed by the United States or the British Virgin Islands or the United Kingdom; or

(D)	a banking moratorium has been declared by the United States or the United Kingdom or the British Virgin Islands or a member or associate member of the European Union,

then each of the Company, the Founder Entities and the Directors will inform each of the Placing Banks forthwith of any such event (to the extent that they are aware of such event) and (whether or not the Placing Banks are so informed) the Placing Banks may in their absolute discretion give notice to the Company (copied to each other party to this Agreement) to terminate this Agreement on behalf of all parties, in each case except to the extent specified in clause 13.3.

13.2	Withdrawal of applications for Admission

If any notice is given by the Placing Banks to the Company pursuant to this clause 13 or the Agreement terminates pursuant to clause 7 before Admission, the Placing Banks shall, on behalf of the Company, withdraw the applications for Admission.

13.3	Effect of termination

If this Agreement is terminated either in full or in part, pursuant to the provisions of this clause 13, clause 7 or otherwise:

13.3.1	such termination shall be without prejudice to any accrued rights or obligations of any party under this Agreement; and

13.3.2	the provisions of clauses 1, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18 shall remain in full force and effect.

14.	WITHHOLDING AND GROSS-UP

14.1	No deductions

All sums payable to the Placing Banks or to any other Indemnified Person under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the relevant person making the payment shall pay such additional amount as shall be required to ensure that the net amount received by the Placing Banks or any other Indemnified Person will equal the full amount which would have been received by it had no such deduction or withholding been made.

14.2	Gross-up

If HM Revenue & Customs or any other tax authority brings into charge to tax (or into any computation of income, profit or gains for the purposes of any charge to tax or would do so but for the utilisation of any tax relief) any sum payable to the Placing Banks or any other Indemnified Person under this Agreement (other than any remuneration paid pursuant to this Agreement including the commissions due under clause 9.1) then the person liable to make such payment shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable thereon or that which would be so chargeable but for the availability of relief in respect of that charge to tax is equal to the amount that would otherwise be so received under this Agreement (any such additional payments being made on demand of the Placing Banks or the Indemnified Person concerned).

14.3	Effect of certification

The recipient Placing Bank or other Indemnified Person shall certify to the Company that the original payment received by the relevant recipient is subject to tax, that certificate to be conclusive save in the case of manifest error.

15.	NOTICES

15.1	Written communications

Save as otherwise provided in this Agreement, a notice (including any approval, consent or other communication) in connection with this Agreement:

15.1.1	must be in writing in the English language;

15.1.2	must be left at the address of the addressee or sent by pre-paid first class post to the address of the addressee or sent by facsimile to the facsimile number of the addressee, in each case which is specified in this clause 15 in relation to the party to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address or facsimile number in England or Wales, and/or marked for the attention of such other person as the relevant party may from time to time specify by notice given in accordance with this clause 15;

For the avoidance of doubt, no notice, demand or other communication given under this Agreement may be given by e-mail.

The relevant details of each party at the date of this Agreement are:

If to the Company or any Director to:	Address:

International Administration Group
(Guernsey) Limited
Regency Court
Glategny Esplanade
St. Peter Port
Guernsey

Fax Number: +44 (0)1481 716868

For the attention of: Mark Woodall

If to Toms Acquisition I LLC to:	Address:

450 West 14th Street, 13th Floor
New York
NY 10014
United States

Fax Number: 212 524 7301

For the attention of: Alex San Miguel

If to Mariposa Acquisition II, LLC to:	Address:

5200 Blue Lagoon Drive
Suite 855
Miami, Florida 33126
United States

Fax Number: 305 675 0653

For the attention of: Desiree DeStefano

If to any of the Placing Banks, to:	The contact details set out against that person’s name in Schedule 2

15.2	Effect of notice

In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with clause 15.3 below.

15.3	Service

15.3.1	Subject to clause 15.4 below, a notice is deemed to be received:

(A)	in the case of a notice left at the address of the addressee, upon delivery at that address;

(B)	in the case of a posted letter, on the third day after posting or, if posted to or from a place outside the United Kingdom, the seventh day after posting; and

(C)	in the case of a facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

15.4	Business Day

A notice received or deemed to be received in accordance with clause 15.3 on a day which is not a Business Day or after 5.00 p.m. on any Business Day according to local time in the place of receipt, shall be deemed to be received on the next following Business Day.

15.5	Change in details

Each Party undertakes to notify all of the other Parties by notice served in accordance with this clause if the address specified herein is no longer an appropriate address for the service of notices.

16.	GENERAL

16.1	Acknowledgement of no duty

16.1.1	Each of the Company, the Founder Entities and the Directors agrees and acknowledges that each Indemnified Person is acting solely pursuant to a contractual relationship with the Company on an arm’s length basis with respect to the Offer (including in connection with determining the terms of the Offer), and on the terms, and with the obligations and duties expressly stated in this Agreement and that such person is not acting as a financial adviser or fiduciary to the Company, the Founder Entities, the Directors or any other person in respect of the Offer. It is acknowledged by all parties that:

(A)	the Indemnified Persons may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the Founder Entities, the Directors or any other person and the Indemnified Persons may take into account any factors (including those solely in its interest) they consider appropriate in performing duties or exercising rights under this Agreement; and

(B)	no Indemnified Person has advised as to, or is required to give, the Company, the Founder Entities, the Directors, or any other person, any general financial or strategic advice or any legal, tax, investment, accounting, regulatory or other specialist or technical advice in connection with the Offer in any jurisdiction, and the Company, the Founder Entities, the Directors, and any such other person have consulted their own, and will rely on their own expertise and that of, specialist legal, tax, investment, accounting or regulatory advisers to the extent they deem appropriate, and in respect of the due diligence investigations in connection with the Offer and no Indemnified Person shall have any responsibility to the Company, the Founder Entities, the Directors or any other person with respect thereto.

16.1.2	No Placing Bank shall have any liability for any claims brought against any person (and the Company, the Founder Entities, and the Directors confirm they will not make any claim against any of the Placing Banks) in respect of the timing, terms and structure of the Offer, or that the Offer Price was set at a level that is too high or too low, or with respect to any sales of any New Ordinary Shares or Warrants by investors following allocation to them of such New Ordinary Shares or Warrants.

16.1.3	The parties further agree that it is not their intention to create a fiduciary relationship between the Company, the Founder Entities and the Directors on the one hand and either of the Placing Banks on the other.

16.1.4	The Company, the Founder Entities and the Directors acknowledge and agree:

(A)	each of the Placing Banks is and has been acting for the Company and no one else in connection with the Offer and the Admission and will not regard, and have not regarded, any other person as their client and have not been and will not be responsible to anyone other than the Company for providing the protections afforded to clients of each of the Placing Banks nor for providing advice in relation to the Offer, the Admission or any of the transactions contemplated by this Agreement;

(B)	any advice, whether written or oral, given by a Placing Bank to the Company, or any communications between a Placing Bank and the Company, may not be used or relied upon by any third party and may not be disclosed to any third party without the prior written approval of the relevant Placing Bank (other than the Company’s professional advisers who may place no reliance on such advice);

(C)	each of the Placing Banks is a full service securities firm and they, along with their respective Affiliates, are engaged in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counselling for both companies and individuals;

(D)	in the ordinary course of the activities referred to in this clause 16.1.4(D), each of the Placing Banks and their respective Affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company and its related bodies corporate for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities;

(E)	no Placing Bank is obliged to disclose to the Company, the Founder Entities, the Directors or utilise for the benefit of the Company, the Founder Entities, or the Directors any non-public information which a Placing Bank obtains in the course of its business; and

(F)	each of the Placing Banks will use and rely on information provided by or on behalf of the Company in performing their obligations under this Agreement, without having independently verified the information, and the Placing Banks do not assume responsibility for the accuracy and completeness of the information or any other information on which it may rely in connection with this Agreement.

16.2	Basis of liability

The obligations of each of the Placing Banks under this Agreement are several and not joint or joint and several. Other than as expressly set out in this Agreement, nothing contained or implied in this Agreement constitutes a Placing Bank the partner, agent or representative of any other Placing Bank for any purpose or creates any partnership, agency or trust between them and none of them has the authority to bind the others in any way. No Placing Bank is liable to any other person for the acts or omissions of, advice given by or failure or default of another Placing Bank.

16.3	Several obligations

Any agreement, covenant, representation, warranty or undertaking pursuant to this Agreement on the part of two or more parties shall, save where the contrary is expressly provided, be deemed to be made on a several basis. Other than where joint action is expressly provided for, each of the Placing Banks and the Indemnified Persons shall (except as otherwise agreed among them) have the right to protect and enforce each of its rights without joining any of the others in any proceedings.

16.4	Successors

This Agreement will operate for the benefit of and be binding upon (as appropriate) the parties hereto and the Indemnified Persons under clause 12 and their respective successors or legal personal representatives. No subscriber or purchaser of any of the New Ordinary Shares or Warrants from the Placing Banks shall be deemed as successor or assignor by reason merely of such subscription or purchase.

16.5	Release, compromise, etc.

Any liability to a Placing Bank, Director, Founder Entity or the Company under this Agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by such Placing Bank, Director, Founder Entity or the Company in its absolute discretion as regards any person under such liability without in any way prejudicing or affecting the rights of such Placing Bank, Director, Founder Entity or the Company against any other person under the same or a similar liability, whether joint and several or otherwise.

16.6	No waiver

The rights and remedies of the parties to this Agreement or any Indemnified Person shall not be affected by any failure to exercise or delay in exercising any right or remedy or by the giving of any indulgence by any other party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the parties or any Indemnified Person. No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

16.7	Time of the essence

Any date or period specified in this Agreement may be postponed or extended by mutual agreement in writing between the Company (for itself and on behalf of the Founder Entities and the Directors) and the Placing Banks but, as regards any date or period originally fixed or any date or period so postponed or extended, time shall be of the essence.

16.8	Counterparts

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same document.

16.9	Severability

If any provision in or part of this Agreement is void or unenforceable due to any applicable law, it shall be deemed deleted and the remaining provisions of this Agreement shall continue in full force and effect.

16.10	Further assurance

At any time after the date of this Agreement the Company shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of the Company, execute such documents and do such acts and things as the Placing Banks may reasonably require for the purpose of giving full effect to all the provisions of this Agreement by which he, she or it is bound.

16.11	Survival of representations, warranties and obligations

Each of the representations, warranties, agreements, undertakings and indemnities set out in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of any Placing Bank and notwithstanding the issue, sale, transfer or delivery of and payment for the New Ordinary Shares or Warrants or completion of the Offer.

16.12	Assignment

None of the rights or obligations under this Agreement may be assigned or transferred without the written consent of the other parties.

16.13	Variation

No variation of this Agreement (or any document referred to herein) shall be effective unless it is in writing (which for this purpose does not include email) signed by or on behalf of each of the parties to this Agreement. The expression “variation” includes any variation, supplement, deletion or replacement however effected.

16.14	Contracts (Rights of Third Parties) Act 1999

16.14.1	Save as provided in clause 12.19, a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

16.14.2	Notwithstanding clause 12.19, this Agreement may be varied or terminated without the consent from and without reference to persons entitled to enforce the terms of this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

16.15	Indemnities without prejudice

The indemnities set out or referred to in this Agreement shall be in addition to and shall not limit, affect or prejudice any other right, relief or remedy available to any Indemnified Person.

16.16	Remedies cumulative with those at law

The powers, rights and remedies conferred on the parties herein and each Indemnified Person pursuant to clause 12 shall be in addition and without prejudice to all other powers, rights and remedies available to the parties and each Indemnified Person pursuant to clause 12 by law.

16.17	Interest

Interest shall run (before and after judgment) on any sums due and payable hereunder from the due date for payment thereof until the date of actual payment at the Agreed Rate.

16.18	Without prejudice to liabilities

The provisions of this Agreement are without prejudice to any liabilities which any of the parties may have under any rule of law or equity (including without limitation the Companies Act, FSMA and the Securities Act) to the extent they cannot be excluded or restricted as provided under this Agreement.

16.19	Recovery

Save under any applicable policy of insurance lawfully maintained by the Company, no Director shall seek to recover any amount from the Company or any of its officers or employees, other than each other, in connection with any claim or matter arising out of this Agreement or seek to set off against, or withhold from, any sum owing to the Company or any of its or their officers or employees any amount owing by the Company or its or their officers or employees in connection with such claim or matter.

16.20	Judgment Currency

The Company and the Founders agree to indemnify each Placing Bank against any loss incurred by such Placing Bank as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than pounds sterling and as a result of any variation between: (i) the rate of exchange at which the pounds sterling amount is converted into Judgment Currency for the purpose of such judgment or order; and (ii) the rate of exchange at which such Placing Bank is able to purchase pounds sterling, at the business day nearest the date of judgment, with the amount of the Judgment Currency actually received by the relevant Placing Bank. The foregoing indemnity shall constitute a separate and independent obligation of the Company and the Founders and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of or conversions into the relevant currency.

17.	APPOINTMENT OF PROCESS AGENT

17.1	Each of the Company, the Founders and the Non-Founder Directors shall maintain an agent for service of process in England.

17.2	Each of the Company, the Founders and the Non-Founder Directors shall, prior to Admission on the Closing Date, appoint Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX as a process agent in the UK (the “Agent”), to act as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement and shall procure that the Agent will, prior to Admission on the Closing Date, confirm in writing to the Placing Banks its acceptance of such appointment. All correspondence with the Agent shall be delivered in accordance with clause 15.

17.3	If the Agent appointed under this clause 17 ceases to be able to act as such or to have an address in England, each of the Company, the Founders and the Non- Founder Directors irrevocably agrees to appoint a new process agent having an address in England and to deliver to the Placing Banks within 10 Business Days a copy of a written acceptance of appointment by the new process agent. If any of the Company, the Founders and the Non-Founder Directors do not make such an appointment within 10 Business Days of such cessation, then the Placing Banks, acting reasonably, may do so on behalf of the Company, the Founders and the Non-Founder Directors and at the cost of the Company, the Founders and the Non-Founder Directors and shall notify the Company, the Founders and the Non- Founder Directors if it does so.

17.4	Each party agrees that without preventing any other mode of service, any document in an action (including, but not limited to, a claim form or any other document to be served under the Civil Procedure Rules) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 15 or, in the case of each of the Company, the Founders and the Non-Founder Directors, by being delivered to the Agent.

18.	GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

18.1	Governing Law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

18.2	Submission to jurisdiction

18.2.1	Each party irrevocably agrees for the benefit of each of the Placing Banks that the courts of England have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

18.2.2	Each of the Company, the Founder Entities and the Directors irrevocably waives any right that it may have to object to an action being brought in any such court as is referred to in clause 18.2.1 on the grounds of inconvenient forum or otherwise as regards proceedings in connection with this Agreement and further irrevocably agrees that a judgment or order of any such court in connection with this Agreement shall be conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

18.2.3	Regardless of whether the courts of any country other than England have jurisdiction to consider a dispute falling within clause 18.2.1 of this Agreement, the Company irrevocably undertakes that it will neither issue nor cause to be issued originating or other process in respect to such a dispute in any jurisdiction other than England.

18.2.4	The submission to the jurisdiction of the Courts of England shall not (and shall not be construed so as to) limit the right of the Placing Banks to bring legal proceedings in any other court of competent jurisdiction including, without limitation, the courts having jurisdiction by reason of any other party’s domicile. Legal proceedings by the Placing Banks in any one or more jurisdictions shall not preclude legal proceedings by either of them in any other jurisdiction, whether by way of substantive action, ancillary relief, enforcement or otherwise.

18.3	Service of Process

Each party agrees that, without preventing any other mode of service, any document in an action (including, but not limited to, a claim form or any other document to be served under the Civil Procedure Rules) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 15.1 or, in the case of each of the Company, the Founder Entities and the Directors, by being delivered to the Agent. Each party undertakes to either maintain such an address at all times in the United Kingdom or maintain the appointment of an Agent (as applicable) and to notify the other party in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under clause 15.3.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.

SCHEDULE 1

DIRECTORS

PART A

FOUNDER DIRECTORS

Name	Address

Martin Franklin	c/o Jarden Corporation
5200 Blue Lagoon Drive
Suite 855
Miami, Florida
United States

Noam Gottesman	c/o TOMS Capital LLC
450 West 14th Street
Floor 13
New York, NY 10014
United States

PART B

NON-FOUNDER DIRECTORS

Name	Address	Maximum Liability in US dollars

Alun Cathcart	[omitted]	US$	75,000

Lord Myners of Truro, CBE	[omitted]	US$	100,000

Guy Yamen	c/o TPY Capital	US$	75,000
	21 Tuval St. (Yahalom Bldg)
	25th Floor
	Suite 74-77
	52520 Ramat Gan
	Israel

SCHEDULE 2

PLACING BANKS

JOINT GLOBAL CO-ORDINATORS AND JOINT BOOKRUNNERS

Name	Address, facsimile number and contact

Barclays Bank PLC	Address:

Equity Syndicate Desk
5 The North Colonnade
London E14 4BB

Fax number: +44 (0)20 7516 3404

For the attention of: Equity Syndicate Desk

Citigroup Global Markets Limited	Address:

Citigroup Centre
Canary Wharf
Canada Square,
London E14 5LB

Fax number: +44 (0)20 7986 1103

For the attention of: ECM Syndicate Desk

SCHEDULE 3

WARRANTIES OF THE COMPANY AND THE FOUNDERS

Offer documents and listing

1.	Each of the Offer Documents is true and accurate in all material respects and not misleading in any material respect and each of: (i) the Offer Documents taken together; and (ii) each of the Preliminary Prospectus and the Final Prospectus, fairly presents (or when issued and published will fairly present) the information contained therein and does not or, when made, will not contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All forecasts, estimates and expressions of opinion, intention, belief or expectation contained in the Offer Documents are and will be, at their respective dates, truly and honestly held and have been made on reasonable grounds and after due and careful enquiry.

2.	Each of: (1) the Offer Documents taken together; and (2) the Prospectuses contain (or will when published contain) all particulars and information required by, and comply with (and, to the extent applicable, will comply with), the Companies Act, FSMA, the CJA, the LPDT Rules, the Admission and Disclosure Standards, the rules and regulations of the London Stock Exchange, the CREST Regulations and all other applicable laws and regulations. Each of the Preliminary Prospectus and the Final Prospectus contain (or will when published contain), having regard to the particular nature of the Shares and Warrants and the Company, the information necessary to enable investors to make an informed assessment of: (a) the assets and liabilities, financial position, profits and losses and prospects of the Company; and (b) the rights attaching to the Shares and Warrants and such information is in a form which is comprehensible and easy to analyse.

3.	There are no facts or matters known, or which could have been known, to the Warrantor omitted from any of the Offer Documents as at their respective dates (following publication, if applicable), the omission of which would make any statement of a material fact or expression of opinion, intention or expectation contained in any of the Offer Documents misleading in any respect.

4.	The section in the Final Prospectus entitled “Summary” is written in a concise manner and in non-technical language and its content (i) conveys the key information of the securities concerned and (ii) provides, in conjunction with the Final Prospectus, appropriate information about essential elements of the securities concerned, in each case in order to aid investors when considering whether to invest in such securities.

5.	There are no matters other than those disclosed in the Final Prospectus or otherwise in writing to the UK Listing Authority or the London Stock Exchange (copies of such letters have been provided to each of the Placing Banks) which the Warrantor considers should be taken into account by the UK Listing Authority or the London Stock Exchange in considering the applications for Admission.

6.

The statements set forth in Part VII (Taxation), in Part VIII (Additional Information) of the Final Prospectus under the headings: “Share Capital”, “Articles of Association of the Company”, “Directors’ Letters of Appointment”, “City Code”, “Material contracts” and “BVI Law”, in Part IX (the Terms and Conditions of the

Warrants), and in Part XI (Depositary Interests) insofar as they purport to constitute a summary of the laws and documents referred to therein, are true, accurate and complete in all material respects and not misleading in any material respect.

7.	All statements made or information provided by or on behalf of the Company to the UK Listing Authority (including in connection with any application for certain information to be omitted from the Final Prospectus) are (or, when made, will be) true and accurate in all material respects and are not (or, when made, will not be) misleading in any material respect and there are no facts which have not been disclosed to the UK Listing Authority in connection therewith which by their omission make any such statements misleading or which are otherwise material for disclosure to the UK Listing Authority.

Verification and due diligence

8.	The Verification Notes have been read by the Directors and approved by them and have been prepared in good faith with due care and the replies given have been prepared or approved by persons having appropriate knowledge and responsibility to enable them properly to provide such replies. There are no facts which are known to any of the Directors which materially adversely affect (whether by omission or otherwise) the accuracy or completeness of any of the replies contained in the Verification Notes.

9.	The Verification Bundles have been approved by the Directors and have been prepared in good faith with due care. There are no facts which are known to any of the Directors which materially adversely affect (whether by omission or otherwise) the accuracy or completeness of any of the information contained in the Verification Bundles.

10.	All information provided by or on behalf of the Company to any of the Placing Banks in connection with their due diligence enquiries or similar requests for information in connection with the Offer has been supplied in good faith and such information was, when supplied, true and accurate in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make any of the statements contained therein in light of the circumstances under which such statements were made, not misleading.

Offering materials

11.	There has been no distribution of any offering material in connection with the Offer other than the Offer Documents.

12.	There is no material information disclosed in the Roadshow Materials or the Preliminary Prospectus which is not disclosed in the Final Prospectus which would be material for disclosure.

Directors

13.	The Placing Banks have been furnished in writing with all material information relating to the Directors which has been requested by them.

14.	Each of the Directors has full power and authority to enter into and perform their obligations pursuant to this Agreement and this Agreement constitutes a valid and legally binding agreement enforceable against each of the Directors in accordance with its terms.

15.	Each of the Directors has had explained to him and understands his responsibilities and obligations as a director of a listed company under the LPDT Rules and FSMA.

16.	The answers given to the Directors’ Questionnaire by each of (i) in relation to the Warranty given by the Company, the Directors and (ii) in relation to the Warranty given by the Founders, the Founder Directors, were when given, and remain true, accurate and complete and not misleading either by omission or misstatement.

17.	The information contained in the Directors’ Responsibility Statements of (i) in relation to the Warranty given by the Company, the Directors and (ii) in relation to the Warranty given by the Founders, the Founder Directors, is complete and accurate in all respects and not misleading in any respect and the Directors have read and approved the contents of the Final Prospectus.

Corporate organisation and business

18.	The Company is a company with limited liability, duly incorporated and validly existing under the laws of the British Virgin Islands, with full power and authority under its Articles of Association and otherwise to conduct its business as described in the Final Prospectus and to enter into and perform its obligations pursuant to the Offer, this Agreement and any other agreement to be entered into by it in connection with the Offer (including, without limitation, the power to pay commissions, fees, costs and expenses provided for in this Agreement).

19.	The Company does not have any subsidiaries nor will it have any subsidiaries prior to completion of the Offer.

20.	The Company is not:

20.1	in violation of its Articles of Association or other governing or constitutional documents (which are in full force and effect on Admission), the violation of any of which would, singly or in aggregate, be material; or

20.2	in breach or default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, any document of title or in any bond, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company is a party or by which the Company may be bound, or to which any of their properties or assets is subject, the breach or default of any of which, singly or in aggregate, would be material and the Company is not aware of any circumstances likely to give rise to such a breach or default; or

20.3	in violation of any applicable law, statute, rule, licence regulation, judgment, order, writ, claim form or decree of any government, government instrumentality or court having jurisdiction over the Company or any of their assets or properties, the violation of any of which would, singly or in aggregate, be material.

Share capital

21.	The issued share capital of the Company as at the date of the Final Prospectus is as described in paragraph 3.1 of Part VIII (Additional Information) of the Final Prospectus, and all of the issued shares of the Company (including, for the avoidance of doubt, the New Ordinary Shares and the Founder Preferred Shares (as described in paragraph 4.3 of Part VIII (Additional Information) of the Final Prospectus)) have been, or when issued will be, duly and validly authorised and issued, are, or when issued will be, fully paid and are not, or when issued will not be, subject to calls for further payment or otherwise assessable and are, or when issued will be, free from all Encumbrances (save for the Founders’ rights in respect of the Founder Preferred Shares as described in paragraphs 4.3 of Part VIII (Additional Information) of the Final Prospectus) and will conform upon Admission to the descriptions thereof contained in the Final Prospectus.

22.	Save as fairly disclosed in paragraphs 4.3, 10 and 15.8 of Part VIII (Additional Information) and Part IX (The Terms and Conditions of the Warrants) of the Final Prospectus, there are no rights (conditional or otherwise) to require the issue of any shares or other securities (including without limitation any loan capital) or securities convertible into or exchangeable for, or warrants, rights or options to purchase, or obligations, commitments or intentions to create the same which are outstanding and in force.

23.	The New Ordinary Shares will, upon issue, be free from all Encumbrances and will rank pari passu in all respects and will conform to the description thereof in the Final Prospectus.

24.	The New Ordinary Shares are freely issuable by the Company to or for the account of the subscribers procured by the Placing Banks (or to the Placing Banks themselves) and there are no restrictions on voting or transfer of the Shares under the laws of the British Virgin Islands or upon declaration or payment of any dividend or distribution thereon.

Warrants

25.	All of the Warrants, when issued, will be duly and validly authorised and issued and are not, or when issued will not be, subject to calls for further payment or otherwise assessable and are, or when issued will be, free from all Encumbrances and will conform upon Admission to the descriptions thereof contained in the Final Prospectus.

26.	The Warrants are freely issuable by the Company to or for the account of the subscribers procured by the Placing Banks (or to the Placing Banks themselves) and there are no restrictions on voting or transfer of the Warrants under the laws of the British Virgin Islands.

Compliance and corporate governance

27.	The Directors have established procedures which, as at and from Admission, enable the Company to comply with the LPDT Rules on an ongoing basis. The Company does not have an external management company as defined in the Listing Rules and the discretion of the Directors to make strategic decisions on behalf of the Company has not been limited or transferred to another person and the Directors have the capability to act on key strategic matters in the absence of a recommendation from any other person.

28.	The Company has reviewed the compliance of the Company with the provisions of the Corporate Governance Code and as at the date of Admission, save as fairly disclosed in the Final Prospectus in Part III (The Company, its Board and the Acquisition Structure) under the heading “Corporate governance”, will be in compliance with the provisions of the Corporate Governance Code and has established procedures to enable the Company, following Admission, to comply with its provisions.

29.	Each of the Directors has the benefit of an indemnity provided by the Company indemnifying the Director against liabilities incurred in his office as director, in terms that are in accordance with the BVI Companies Act.

30.	There are no shadow directors of the Company.

No dividends

31.	Since incorporation of the Company, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its share capital.

CREST

32.	The Depositary Interests are eligible for admission to, and will be freely transferable in, CREST and the terms of issue of the Depositary Interests and the Articles of Association comply with all the requirements of Euroclear, the CREST Regulations, the Depositary Agreement and the Deed Poll. The Depositary Interests do not contravene BVI law and will, when issued be freely convertible into Shares or Warrants (as applicable). The holders of Depositary Interests will, on issue of the Depositary Interests, benefit from all the rights attaching to the Shares or Warrants (as applicable), including voting rights and, in the case of Shares, dividends and participation in corporate actions.

Financial information

33.	The financial information included in section B of Part VI (Financial Information on the Company) of the Final Prospectus:

33.1	has been prepared and presented in conformity with IFRS and its interpretation promulgated by the International Accounting Standards Board, applied and in a form consistent with that which will be adopted in the Company’s next published financial statements:

33.2	gives a true and fair view of the state of affairs and financial condition of the Company as at the dates stated; and

33.3	has been prepared after due and careful enquiry by the Company and is presented on the basis set out in the Final Prospectus consistently with the accounting policies of the Company.

34.	The Company does not have any off-balance sheet arrangements, investment or liability.

Information provided to the Reporting Accountants

35.	All information supplied by or on behalf of the Company to the Reporting Accountants for the purposes of preparing the No Significant Change Letter and any of the Reporting Accountants’ other reports and comfort letters in connection with the Offer, and in respect of any updates to such, has been supplied in good faith after due and careful enquiry; such information was when supplied and remains true and accurate in all respects and was not by itself or by omission misleading in any respect and no further information has been withheld which might reasonably have affected the contents of such reports in any respect.

Working capital

36.	The Company has sufficient working capital for its present requirements, that is, for at least 12 months from the date of the Final Prospectus.

Auditors

37.	The Auditors who audited the financial statements of the Company included in the Final Prospectus are independent auditors in respect of the Company.

Financial reporting procedures

38.	The Directors have established procedures which provide a reasonable basis for them to make proper judgments on an ongoing basis as to the financial position and prospects of the Company and the Company maintains a system of internal financial and accounting controls sufficient to provide reasonable assurance that:

38.1	transactions are executed in accordance with management’s general or specific authorisations;

38.2	transactions are recorded as necessary to permit the preparation of returns and reports which are complete and accurate in all material respects to regulatory bodies as and when required by them and the preparation of financial statements in accordance with IFRS and the BVI Companies Act and to maintain accountability for assets; and

38.3	the Company’s asset records are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

39.	There are no weaknesses in the Company’s internal control over financial reporting (whether or not remedied) of the Company and there has been no fraud that involves any member of management or any other employee of the Company.

No significant change

40.	Save as set out in paragraph 12 of Part VIII (Additional Information) of the Final Prospectus, since the Accounts Date, there has been no significant change in the financial or trading position of the Company and there has been no Material Adverse Change or circumstances likely to lead to a Material Adverse Change since the Accounts Date.

No Trading

41.	Since the date of its incorporation, the Company has not conducted any business or traded.

Borrowings and obligations

42.	Save as fairly disclosed in the Final Prospectus in Part V (Share Capital, Liquidity and Capital Resources and Accounting Policies) under the heading “Indebtedness”, the Company has not entered into nor is bound by any material obligation, agreement, covenant, contract or instrument and other than fees and expenses payable in connection with the Offer and any indemnities given by the Company pursuant to this Agreement neither the Company nor any person acting on its behalf has entered into or assumed any note, debenture, guarantee or indemnity, material liability (including, without limitation, material contingent liability) or other indebtedness in the nature of borrowing.

Insolvency

43.	The Company:

43.1	is, and immediately after the Closing Date will be, solvent as such term is understood under the laws of the British Virgin Islands and it will not be unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or any analogous law or regulation;

43.2	has not had a controller appointed or is in liquidation, in provisional liquidation, under administration or is being wound up or has had a receiver appointed to any part of its property;

43.3	is not subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or being dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this Agreement);

43.4	has not had an application or order made (and in the case of an application, which has not been stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken which is preparatory to or could result in the events described in paragraphs 43.1 to 43.3 above;

43.5	is otherwise able to pay its debts when they fall due; and

43.6	is not subject to any other proceedings with a substantially similar effect to 43.1 to 43.4 under the law of any jurisdiction.

44.	The Company has not taken any action (including, but not limited to, the convening of meetings to vote on relevant resolutions), nor have any other steps been taken or legal proceedings commenced or been threatened against the Company for its winding-up or dissolution or for any similar or analogous proceeding in any jurisdiction or for the Company to enter into any arrangement or composition for the benefit of creditors or for the appointment of a receiver, administrator, provisional liquidator or similar officer.

45.	There is not outstanding any liability, obligation or commitment of any kind on the part of the Directors or the Company in relation to any current or pending insolvency proceedings in relation to the Company.

Arrangements with Directors and Shareholders

46.	There are no loans made by the Company to, nor are there any debts owing to the Company from, any of the shareholders of the Company and/or any of the

Directors of the Company and/or any associate of any of them save, in each case, to the extent (individually or in aggregate) that would not be and would not be reasonably likely to be, material in the context of the Offer or Admission.

47.	Save as fairly disclosed in Part VIII (Additional Information) of the Final Prospectus:

47.1	there are no existing material contracts or engagements to which the Company is a party and in which any of the Directors or any associate of any of them is interested; and

47.2	no shareholder has any rights, in his capacity as such, in relation to the Company.

48.	For the purposes of paragraphs 46 and 47, associate has the meaning:

48.1	in the case of an individual, given to the “connected person” under sections 252 to 254 of the Companies Act; and

48.2	in the case of a body corporate, given to “associated company” in sections 449 of the CTA 10.

Tax

49.	The Company is not subject to income tax in the British Virgin Islands and is not, and never has been, treated as resident in any other jurisdiction for Tax purposes. The Company is not, and never has been, subject to Tax in any jurisdiction other than the British Virgin Islands by virtue of having a permanent establishment in that jurisdiction.

50.	Except as fairly disclosed in the sections headed “British Virgin Islands taxation” and “United Kingdom taxation” of Part VII (Taxation) of the Final Prospectus, no stamp duty or other issuance or transfer taxes and no capital gains, income, withholding or other tax are payable in the United Kingdom or the British Virgin Islands in connection with the sale or issue and delivery by the Company of the New Ordinary Shares or Matching Warrants (or Depositary Interests in respect of the same) to or for the account of the Placing Banks or purchasers or subscribers procured by them.

50.1	The Company is, to the extent required, registered for the purposes of VAT and has complied with the terms of legislation relating to VAT.

50.2	The Company is not nor has it been treated as a member of a group for the purposes of VAT legislation with any company and has not applied for such treatment.

51.	Since incorporation:

51.1	the Company has not been involved in any transaction which has given or may give rise to a liability to tax (or would have given or might have given rise to such a liability but for the availability of any relief) other than tax in respect of normal trading income or receipts arising from transactions entered into by it in the ordinary course of business;

51.2	no disposal has taken place or other event occurred which has or may have the effect of crystallising a liability to tax; and

51.3	no accounting period (as defined in section 9 of the CTA 09) of the Company has ended as referred to in section 10(1) of that Act.

52.	Since incorporation neither (i) in relation to the Warranty given by the Company, the Company nor any Director (in their capacity as such), nor (ii) in relation to the Warranty given by the Founders, the Company nor the Founder Directors (in their capacity as such), as the case may be, has paid or become liable to pay, and there are no circumstances by reason of which it or they may become liable to pay, to any tax authority any penalty, fine, surcharge or interest in respect of tax (including, without limitation, in respect of any failure to make any return, give any notice or supply any information to any relevant tax authority, or any failure to pay tax on the due date for payment).

53.	All transactions between the Company and any third party have been and are on fully arm’s length terms. To the best of the Warrantor’s knowledge, there are no circumstances in existence which could cause any tax authority to make any adjustment for tax purposes to the terms on which any transaction between the Company and any third party is treated as taking place and no such adjustment has been made or attempted in fact.

Compliance with laws and regulations

54.	The Company has established procedures to ensure compliance with all applicable regulatory requirements in the British Virgin Islands and other relevant jurisdictions.

55.	In relation to (i) the Warranty given by the Company, the Company and the Directors, and (ii) the Warranty given by the Founders, the Company and the Founder Directors, have at all times complied with all applicable laws and regulations of the United Kingdom (including, without limitation, FSMA, the LPDT Rules, the Admission and Disclosure Standards, the CJA and the Companies Act) and of the British Virgin Islands (including the BVI Companies Act), and with the provisions of the Company’s Memorandum of Association and Articles of Association and have or will have the right, power and authority under the Articles of Association of the Company to enter into and perform this Agreement (including, without limitation, the power to pay commissions, fees, costs and expenses provided for in this Agreement), to make the Offer, to allot and issue the New Ordinary Shares and Matching Warrants in certificated and uncertificated form, to issue the Offer Documents in the manner proposed and, subject to approval of the Final Prospectus by the UK Listing Authority, and Admission, there are no other consents, authorisations or approvals required by the Company in connection with the entering into and the performance of this Agreement and the actions referred to in this paragraph 55 of Schedule 3 which have not been irrevocably and unconditionally obtained.

56.	The statutory books, books of accounts and other records legally required to be kept by the Company are up-to-date, complete and accurate in all material respects and no notice or allegation that any of such books or records is incorrect or should be rectified has been received. All accounts, documents and returns required by law to be delivered or made to the Registrar of Companies or any other authority have been duly and correctly delivered or made without material omission or default.

57.

Neither (i) in relation to the Warranty given by the Company, the Company, nor the Founders, nor the Directors, nor (ii) in relation to the Warranty given by the Founders, the Company nor the Founders, nor in the case of each of (i) and (ii) its or their Affiliates nor any person acting on its or their behalf (other than the Placing

Banks and their respective Affiliates, as to whom each of the Company and the Founders makes no representation) has done or engaged in, or will do or engage in, directly or indirectly, any act or any course of conduct in relation to the Offer in breach of the CJA or sections 89 or 90 of the Financial Services Act 2012 or constituting market abuse under section 118 of FSMA, in each case including any regulations made pursuant thereto, or the equivalent provisions under the securities laws applicable in any other relevant jurisdiction.

58.	Neither (i) in relation to the Warranty given by the Company, the Company nor the Founders nor the Directors, nor (ii) in relation to the Warranty given by the Founders, the Company nor the Founders, nor in the case of each of (i) and (ii) its or their Affiliates nor any person acting on its or their behalf (other than the Placing Banks and their respective Affiliates, as to whom each of the Company and the Founders makes no representation) has done or engaged in, or will do or engage in, directly or indirectly, any action designed to stabilise, maintain or manipulate, or which has constituted or which might reasonably be expected to cause or result in the stabilisation, maintenance or manipulation of the price of any security of the Company or any instrument evidencing rights to Shares or Warrants or any other such security.

Consents, authorisations and approvals

59.	All consents, approvals, authorisations, filings, orders, registrations, notifications, permits, certificates, licences, concessions, clearances and qualifications (each an “Authorisation”) of or with any court or governmental, supranational, regulatory, self-regulatory, taxation or stock exchange authority, agency, institution, or body including but not limited to the Competition Commission and the Commission of the European Union (each a “Governmental Agency”) having jurisdiction over the Company or any Affiliate of the Company or any of their properties or any stock exchange authorities:

59.1	required by the Company for the issue and sale of the New Ordinary Shares and Matching Warrants (and the Depositary Interests in respect thereof) and for this Agreement or any of the agreements in the agreed form to be duly and validly authorised, executed and delivered, to give effect to the arrangements contemplated therein and to perform any obligations, referred to in or contemplated by this Agreement or the Offer Documents; or

59.2	necessary to conduct the business of the Company: (i) have been made or obtained and are in full force and effect, or will be in full force and effect prior to Admission and the Company is in compliance with all relevant Authorisations; or (ii) have been fulfilled and performed except where the failure of such Authorisations to be in full force and effect, or the failure of the Company to be in compliance with them, would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Change.

No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination of any Authorisation where such revocation or termination would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Change or results or would result in any other impairment of the rights of the holder of any such Authorisation.

The Offer, the allotment, issue and sale of the New Ordinary Shares and Matching Warrants (and the Depositary Interests in respect thereof), the distribution of the Offer Documents and any other documents in connection with the Offer and the Admission, the compliance by the Company with the provisions of this Agreement and the consummation of the transactions contemplated herein will not result in any review, revocation or termination of any Authorisation.

60.	The making of the Offer, the allotment, issue and sale of the New Ordinary Shares and Matching Warrants (and the Depositary Interests in respect thereof), the distribution of the Offer Documents and any other documents in connection with the Offer and Admission, the execution, delivery and performance by the Company of this Agreement and all other agreements to be entered into in connection with the Offer and the consummation of the other transactions contemplated in this Agreement:

60.1	have been or will prior to Admission have been duly authorised, executed and delivered by the Company;

60.2	will not: (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (ii) result in any third party being capable of terminating, or constitute a repayment event under, or (iii) result in the creation or imposition of any Encumbrance upon any property or assets of the Company pursuant to, any agreement, any indenture, mortgage, deed of trust or loan agreement or other instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; and

60.3	will not result in any violation of the provisions of the Articles of Association of the Company which are in force at the relevant time or, to the extent material, any statute or any order, rule or regulation of any Governmental Agency having jurisdiction over the Company or any of its properties.

61.	There are no outstanding, pending, threatened or imminent actions, suits, proceedings, claims, reviews, reports, adjudications, penalties, fines, complaints, sanctions or investigations of any Governmental Agency in relation to the Company or in relation to any Authorisations.

62.	The Company has fulfilled and followed all relevant industry best practice relating to the Authorisations, including, but not limited to, compliance with all relevant codes, guidance, codes of practice and practice notes issued by any Governmental Agency or in association with the Authorisations.

Related party transactions

63.	Save as fairly disclosed in paragraph 16 of Part VIII (Additional Information) of the Final Prospectus under the heading “Related party transactions”, the Company has not entered and will not enter into any related party transaction (within the meaning set out in the IFRS) in the period covered by the financial information contained in the Final Prospectus and up to, and including, Completion.

Contracts

64.	Save as fairly disclosed in paragraph 15 of Part VIII (Additional Information) of the Final Prospectus under the heading “Material contracts”, since its incorporation the

Company has not entered into: (a) any material contract outside the ordinary course of its business; or (b) any contract or commitment outside the ordinary course of its business which contains any provision under which the Company has any entitlement or obligation which is material to the Company as of the date hereof; or (c) any contract or commitment of an unusual or onerous nature which, in the context of the issue and sale of the New Ordinary Shares or Matching Warrants, might be material to the conduct of the business of the Company.

65.	Each of the Material Contracts (being the contracts fairly disclosed in paragraph 15 of Part VIII (Additional Information) of the Final Prospectus under the heading “Material Contracts” has been duly authorised, executed and delivered by the Company and constitutes a valid, subsisting and legally binding agreement, enforceable in accordance with its respective terms except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

66.	The summary of those Material Contracts contained in the Final Prospectus is accurate and complete in all material respects and not misleading.

Litigation, arbitration and other proceedings

67.	Neither:

67.1	the Company is engaged in any litigation, arbitration, prosecution or other legal proceedings (including any inquiries or investigation by any court or Governmental Agency or governmental body, domestic or foreign); nor

67.2	is any such proceeding pending or threatened against the Company or so far as the Warrantor is aware, imminent; nor

67.3	is there any claim so far as the Warrantor is aware or any fact likely to give rise to a claim,

which in any such case may result in or has resulted in during the 12 months preceding the date of the Final Prospectus a material effect on the financial position of the Company or which would materially affect, singly or in the aggregate, the Offer or the consummation of the transactions contemplated by this Agreement by the Company.

68.	The Company, nor any of its officers or agents or employees in relation to the affairs of the Company has been a party to any undertaking or assurance given to any court or government agency or the subject of any injunction which is still in force.

Employment and Pensions

69.	The Company does not have any material employee or pensions related liabilities.

Insurance

70.

The Company maintains, from well-established and reputable insurers, insurance of the type and in amounts reasonably considered by the Company and the Directors to be adequate for their business and, to the best of the Warrantor’s knowledge, consistent with insurance coverage maintained by companies carrying on similar businesses or owning assets of a similar nature. No claim under any policy of insurance taken out in connection with the business or assets of the

Company which is material is outstanding and there are no current circumstances likely to give rise to such a claim. Such insurances are in full force and effect and there exist no circumstances which could render any of such insurances void or voidable.

Real Estate

71.	The Company does not own or lease, and has not owned or leased any real property.

Assets

72.	The Company does not have any material assets.

Intellectual property

73.	The Company has not infringed any Intellectual Property owned or licensed by a third party to the extent that such infringement, in aggregate, would reasonably be expected to result in a Material Adverse Change.

United States

74.	None of the Company, the Founders, nor their respective Affiliates nor any persons acting on their behalf (other than the Placing Banks and their respective Affiliates, as to whom each of the Company, its Affiliates and each of the Founders makes no representation), directly or indirectly, has made or will make offers or sales of any security, or has solicited or will solicit offers to buy, or otherwise has negotiated or will negotiate in respect of any security, under circumstances that would require the registration of the Shares or Warrants under the Securities Act.

75.	The Company is a “foreign private issuer” as such term is defined in Rule 405 under the Securities Act.

76.	At the date hereof, there is no “substantial US market interest”, as such term is defined in Regulation S, in any class of securities to be offered or sold in connection with the Offer.

77.	None of the Company, the Founders or their respective Affiliates has entered or will enter into any contractual arrangement with a distributor (as defined by Regulation S) with respect to the distribution of the New Ordinary Shares or Matching Warrants, except with the Placing Banks pursuant to this Agreement.

78.	Save as described in the section headed “Use of Proceeds” in Part I of the Prospectus, prior to completion of the Acquisition, the Company will invest or deposit the net proceeds of the offering and sale of the New Ordinary Shares (with Matching Warrants) and any proceeds received from the subscription for the Founder Preferred Shares (with Matching Warrants) in US Treasuries or such money market fund instruments as approved by the Non-Founder Directors, in a manner that will not result in the Company being an “investment company” as such term is defined in the Investment Company Act.

79.	Prior to completion of the Acquisition, the Company will invest or deposit any proceeds received from the exercise of Warrants in a manner that will not result in the Company being an “investment company” as such term is defined in the Investment Company Act.

80.	None of (i) in relation to the Warranty given by the Company, the Company nor the Founders, nor the Directors, nor (ii) in relation to the Warranty given by the Founders, the Company nor the Founders, nor in the case of each of (i) and (ii) their respective Affiliates nor any person acting on their behalf (other than the Placing Banks and their respective Affiliates, as to whom each of the Company and its Affiliates makes no representation), directly or indirectly, has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the New Ordinary Shares or Matching Warrants.

81.	The Company is not and immediately after giving effect to the offering and sale of the New Ordinary Shares (with Matching Warrants) and the application of the net proceeds thereof as described in the Final Prospectus, will not be an “investment company” as such term is defined in the Investment Company Act.

82.	None of (i) in relation to the Warranty given by the Company, the Company, nor the Founders, nor the Directors, nor (ii) in relation to the Warranty given by the Founders, the Company, nor the Founders, nor in the case of each of (i) and (ii) their respective Affiliates nor any person acting on their behalf (other than the Placing Banks and their respective Affiliates, as to whom each of the Company and its Affiliates makes no representation), directly or indirectly, has engaged or will engage in any form of “general solicitation” or “general advertising” as those terms are defined in Rule 502(c) of Regulation D in connection with any offer or sale of the New Ordinary Shares or the Matching Warrants.

83.	The New Ordinary Shares and the Matching Warrants are eligible for re-sale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under section 6 of the Exchange Act, or quoted in a US automated inter dealer quotation system.

84.	Subject to compliance by the Placing Banks with the selling restrictions set forth in Schedule 8, no registration of the New Ordinary Shares and Matching Warrants is required under the Securities Act in connection with the offer, allotment, issue, sale and delivery of the New Ordinary Shares and Matching Warrants to the Placing Banks or to subscribers or purchasers procured by the Placing Banks, as applicable, in the manner contemplated by this Agreement and the Final Prospectus.

85.	The issue and delivery of any Shares upon any exercise of Warrants, in the manner contemplated by this Agreement and the Final Prospectus, will not require registration under the Securities Act.

Ethics, bribery and corruption

86.	Neither (i) in relation to the Warranty given by the Company, the Company nor any of its officers, employees, representatives or agents, nor (ii) in relation to the Warranty given by the Founders, the Company nor any of its respective officers, employees, representatives or agents (other than the Non-Founder Directors, as to whom the Founders make no representation), has either in private business dealings or in dealings with the public / government sector directly or indirectly given, offered or received or agreed (either themselves or in agreement with others) to offer, give or receive any bribe or committed or attempted to commit (either themselves or in agreement with others) any other corrupt act.

87.	Neither (i) in relation to the Warranty given by the Company, the Company nor any of its officers, employees, representatives or agents, nor (ii) in relation to the Warranty given by the Founders, the Company nor any of its respective officers, employees, representatives or agents (other than the Non-Founder Directors, as to whom the Founders make no representation) has received, agreed or attempted to receive the proceeds of or profits from a crime or agreed to assist any person to retain the benefits of a crime.

88.	Neither (i) in relation to the Warranty given by the Company, the Company nor any of its officers, employees, representatives or agents, nor (ii) in relation to the Warranty given by the Founders, the Company nor any of its respective officers, employees, representatives or agents (other than the Non-Founder Directors, as to whom the Founders make no representation) have been investigated (or are being investigated or are subject to a pending or threatened investigation) or are involved in an investigation (as a witness or possible suspect) in relation to any of the matters set out in paragraphs 86 or 87 by any law enforcement agency or any customer, or been debarred from bidding for any contract/business, and there are no such circumstances which are likely to give rise to such investigation.

89.	The operations of the Company are and have been conducted at all times in compliance with the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Agency, authority or body or any arbitrator involving the Company or any of its Affiliates with respect to Money Laundering Laws is pending or, to the best knowledge of the Warrantor, threatened.

90.	None of (i) in relation to the Warranty given by the Company, the Company nor the Founders nor the Directors, nor (ii) in relation to the Warranty given by the Founders, the Company nor the Founders, nor in the case of each of (i) and (ii), to the knowledge of the Warrantor, any agent, employee or Affiliate of these, is aware of, or has taken any action, directly or indirectly, that could result in a violation by such persons of the US Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder (the “FCPA”) (including, without limitation, making use of the mail or any means or instrument of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political office, in contravention of the FCPA), the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”) or any similar law or regulation, to which the Company, any director, officer, agent, or employee of the Company or to the knowledge of the Warrantor, any Affiliate is subject; and the Company and its Affiliates have conducted their businesses in compliance with the FCPA, the OECD Convention and any applicable similar law or regulation and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

91.

Neither the Company, nor any director, officer, or, to the knowledge of the Warrantor, any employee or Affiliate of the Company (other than, in relation to the Warranty given by the Founders, the Non-Founder Directors, as to whom the

Founders make no representation) is currently subject to any sanctions administered by the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”), the US State Department, the US Commerce Department or other US agencies or any similar sanctions imposed by the European Union, the United Nations or any other body, governmental or other, to which the Company or any of its Affiliates is subject (collectively, “other economic sanctions”).

SCHEDULE 4

DOCUMENTS IN THE AGREED FORM

Document	Marked

Offer Documents

Final Prospectus	A

Press Release to be issued on or about the date of this Agreement	B

Press Release to be issued on or about the Closing Date	C

Roadshow Materials	D

From the Company

Warrant Instrument	E

Letters of appointment for the Directors	F

Verification Notes	G

Verification Bundles	H

Minutes of the meetings of the Board of Directors approving the Preliminary Prospectus and the pre-marketing of the Offer	I

Minutes of the meetings of the Board of Directors approving the Offer Documents (other than the Preliminary Prospectus), this Agreement, the Verification Notes, the Verification Bundles and (where appropriate) the other documents referred to in this Agreement and authorising the steps to be taken by the Company in connection with the Offer, including the execution of this Agreement and authorising the Directors to allot: (i) the New Ordinary Shares; (ii) the Founder Preferred Shares; (iii) the Warrants; and (iv) any Shares allotted to Non-Founder Directors in connection with the arrangements disclosed in the Preliminary Prospectus; and for all pre-emption rights in the Articles of Association to be waived in respect of such allotments	J

Minutes of the meetings of the Board of Directors, authorising any steps to be taken in connection with Admission and closing and settlement of the Offer, including the allotment and issuance, conditional only on Admission, of the New Ordinary Shares and Matching Warrants to subscribers in the proportions and as otherwise directed by the Placing Bank, and, to the extent not previously provided, approving any Offer Documents issued after the date of this Agreement	K

Letter addressed to the Placing Banks from the Company addressing the following: (i) the fact that there has been no significant change in the financial and trading position, including the indebtedness position, of the Company since the Accounts Date; (ii) the sufficiency of the Company’s working capital, and (iii) the extraction of financial information	L

Document	Marked

Memorandum on directors’ responsibilities for a prospectus	M

Memorandum on the responsibilities and obligations of a director of a company admitted to the standard segment of the Official List	N

Memorandum on the financial reporting procedures of the Company	O

Registrars’ Agreement	P

Depositary Agreement	Q

Deed Poll	R

Securities Application Forms in respect of the Shares and Warrants	S

Share Option Deeds	T

From the Directors

Directors’ Responsibility Statements	U

Directors’ powers of attorney	V

Letters of consent to appointment	W

Directors’ Questionnaires	X

From the Directors and Founder Entities

Insider Letters executed by the Founder Entities and the Directors	Y

From the Founder Entities

Promissory note addressed to the Company	Z

From Founder Directors

Letter of undertaking from all Founder Directors to Non-Founder Directors in relation to their Letters of Appointment	AA

From Company’s Counsel

English law opinion	BB

BVI law opinion in relation to the Company	CC

BVI law opinion in relation to the Depositary Interests	DD

British Virgin Islands letter in relation to, inter alia, BVI taxation	EE

Memorandum in relation to the directors’ duties under BVI law	FF

Legal opinion provided to CREST in relation to Depositary Interests	GG

Document	Marked

Rule 10b-5 disclosure letter	HH

US law opinion	II

Short form report	JJ

No Significant Change Letter	KK

Financial position and prospects (FPP) procedures comfort letter	LL

UK taxation comfort letter	MM

Prospectus comfort letter	NN

Bring down comfort letter (UK)	OO

US SAS 72 comfort letter	PP

US SAS 72 bring down comfort letter	QQ

International SAS 72 “look-alike” comfort letter	RR

International SAS 72 “look-alike” bring down comfort letter	SS

SCHEDULE 5

DOCUMENTS TO BE DELIVERED

PART A

DELIVERY OF DOCUMENTS ON, OR PRIOR TO, THE DATE OF THIS AGREEMENT

On, or prior to, the date of this Agreement, the Company shall deliver the following documents to the Placing Banks:

Documents from the Company, the Founders and the Directors

1.	Two certified copies of the minutes of the meetings of the Board of Directors approving:

1.1	the Preliminary Prospectus and the marketing of the Offer; and

1.2	the Offer Documents, this Agreement, the Verification Notes, the Verification Bundles and (where appropriate) the other documents referred to in this Agreement and authorising the steps to be taken by the Company in connection with the Offer, including the execution of this Agreement and authorising the Directors to allot: (i) the New Ordinary Shares; (ii) the Founder Preferred Shares; (iii) the Warrants; and (iv) any Shares allotted to Non-Founder Directors in connection with the arrangements disclosed in the Preliminary Prospectus; and for all pre-emption rights in the Articles of Association to be waived in respect of such allotments (and, if the said minutes are of such a committee, a certified copy of the minutes of the Board of Directors appointing such committee), both in the agreed form.

2.	Two certified copies of the Final Prospectus bearing evidence of the formal approval of the UK Listing Authority pursuant to the Prospectus Rules and dated the date of this Agreement.

3.	Two certified copies of each of the other Offer Documents (other than any Supplementary Prospectus and any press release required to be issued in connection with the publication of any Supplementary Prospectus).

4.	An original version and certified copy of the Verification Notes, signed by each of the persons named therein as being responsible for such answers, in the agreed form, and copies of all evidence supporting answers in the notes.

5.	A copy of the Application for admission of securities to the Official List (in the form required by paragraph 3.3.2(1)R of the Listing Rules), duly signed by a Director or Company Secretary.

6.	A copy of the Application for admission to trading on the London Stock Exchange (LSE Form 1) in relation to the Shares, duly signed by a Director or Company Secretary.

7.	A copy of Form A (application for the approval of a prospectus) (referred to in paragraph 3.1.1R(1) of the Prospectus Rules), duly signed by a Director or Company Secretary.

8.	Two original letters addressed to the Placing Banks from the Company, in the agreed form, dated the same date as the Final Prospectus, duly signed by the Company, addressing the following:

8.1	the fact that there has been no significant change in the financial and trading position, including the indebtedness position, of the Company since the Accounts Date;

8.2	the sufficiency of the Company’s working capital; and

8.3	the extraction of financial information.

9.	An original and certified copy of each of the Directors’ Responsibility Statements.

10.	An original and certified copy of each of the powers of attorney, in the agreed form, signed by the Directors.

11.	Two copies of the memorandum of advice from the Company’s Counsel relating to the Directors’ responsibilities as directors of a listed company, in the agreed form, dated 28 March 2014.

12.	Two copies of the memorandum of advice from the Company’s Counsel relating to the Directors’ responsibilities for the Prospectus, in the agreed form, dated 28 March 2014.

13.	A copy of the memorandum of advice from the Company’s Counsel as to British Virgin Islands law relating to the Directors’ duties, responsibilities and liabilities pursuant to the laws of the British Virgin Islands, in the agreed form, dated 28 March 2014.

14.	Two certified copies of each of the Directors’ Questionnaires.

15.	Two original versions of the Insider Letters.

Documents from, or relating to the documents from, the Reporting Accountants.

16.	Two original letters addressed to the Directors and the Placing Banks in relation to the Preliminary Prospectus, in the agreed form, dated the same date as the Preliminary Prospectus, duly signed by the Reporting Accountants.

17.	Two original versions of the short form report, in the agreed form, dated the same date as the Final Prospectus, duly signed by the Reporting Accountants.

18.	Two certified copies of the letter, in the agreed form, addressed to the Directors and dated the date of the Final Prospectus consenting to the inclusion in the Final Prospectus of their reports and letters in the form and context in which they are included in the Final Prospectus and authorising, for the purposes of paragraph 5.5.3R(2)(f) of the Prospectus Rules, the contents of those reports and letters, duly signed by the Reporting Accountants.

19.	Two original versions of the No Significant Change Letter, addressed to the Directors and the Placing Banks dated the same date as the Final Prospectus, duly signed by the Reporting Accountants.

20.	Two original letters, in the agreed form, addressed to the Directors and the Placing Banks and dated the date of the Final Prospectus confirming the accuracy of the section headed “United Kingdom taxation” in Part VII (Taxation) of the Final Prospectus, duly signed by the Reporting Accountants.

21.	Two certified copies of the memorandum on financial position and prospects (FPP) procedures prepared by the Company dated 10 April 2014.

22.	Two original letters, in the agreed form, addressed to the Directors and the Placing Banks dated the same date as the Final Prospectus relating to the financial position and prospects (FPP) procedures established by the Company, duly signed by the Reporting Accountants.

23.	Two original versions of the US SAS 72 comfort letter and international SAS 72 “lookalike” comfort letter, addressed to the Directors and the Placing Banks, in the agreed form, dated the date of the Final Prospectus duly signed by the Reporting Accountants.

Other documents

24.	Two original letters from Company’s Counsel addressed to the Placing Banks confirming the accuracy of the section headed “British Virgin Islands taxation” in Part VII (Taxation) of the Final Prospectus, duly signed and dated the date of the Final Prospectus.

25.	Two certified copies of the Registrars’ Agreement.

26.	Two certified copies of the Warrant Instrument.

27.	Two certified copies of the Depositary Agreement.

28.	Two certified copies of the Deed Poll.

29.	Two certified copies of the certificate of incorporation, the Memorandum of Association and Articles of Association of the Company.

30.	Two certified copies of any other document, not referred to above, stated in the Final Prospectus as being available for inspection.

31.	Two certified copies of each power of attorney pursuant to which any party executes this Agreement or any other agreement in connection with the Offer.

The Placing Banks may, in their absolute discretion, elect that delivery of any of the documents referred to in this Part A of Schedule 5 may be deferred and in lieu of any such delivery require delivery of the relevant document in a form reasonably satisfactory to them at a later time specified by the Placing Banks.

PART B

DELIVERY OF DOCUMENTS PRIOR TO THE PUBLICATION OF ANY

SUPPLEMENTARY PROSPECTUS

Prior to the publication of any Supplementary Prospectus, the Company shall deliver the following documents to the Placing Banks:

Documents from the Company, the Founders and the Directors

1.	Two certified copies of the minutes of the meetings of the Board of Directors approving the Supplementary Prospectus and, to the extent not previously provided, approving any Offer Documents issued on or prior to the date of the Supplementary Prospectus and after the date of this Agreement (and, if the said minutes are of such a committee, to the extent not previously provided, a certified copy of the minutes of the Board of Directors appointing such committee).

2.	An original version and certified copy of any additions to the Verification Notes in relation to the Supplementary Prospectus signed by or on behalf of each of the persons named therein as being responsible for the answers.

3.	Two certified copies of the Supplementary Prospectus bearing evidence of the formal approval of the UK Listing Authority pursuant to the Prospectus Rules and the Listing Rules.

4.	Two certified copies of the press release, in the agreed form, to be issued in connection with the publication of the Supplementary Prospectus.

5.	Two original letters from the Company in the form of Part A of Schedule 7 of this Agreement duly signed by a Director or the Secretary of the Company authorised to do so and dated the date of the Supplementary Prospectus.

6.	Two original letters from each of the Founder Entities in the form of Part B of Schedule 7 of this Agreement duly signed by a director or the secretary of such Founder Entity authorised to do so and dated the date of the Supplementary Prospectus.

7.	Two original letters from each of the Founder Directors in the form of Part C of Schedule 7 of this Agreement duly signed by him and dated the date of the Supplementary Prospectus.

Documents from the Reporting Accountants

8.	Two original versions of the “bring-down” letters, in the agreed form, addressed to the Directors and the Placing Banks, dated the date of the Supplementary Prospectus, duly signed by the Reporting Accountants.

9.	Two original versions of the “bring-down” US SAS 72 comfort letter and international SAS 72 “lookalike” comfort letter, in the agreed form, addressed to the Directors and the Placing Banks, dated the date of the Supplementary Prospectus, duly signed by the Reporting Accountants.

Other documents

10.	Two certified copies of any documents stated in the Supplementary Prospectus as being available for inspection which have not already been provided to the Placing Banks.

The Placing Banks may, in their absolute discretion, elect that delivery of any of the documents referred to in this Part B of Schedule 5 may be deferred and in lieu of any such delivery require delivery of the relevant document in a form reasonably satisfactory to them at a later time specified by the Placing Banks.

PART C

DELIVERY OF DOCUMENTS ON THE CLOSING DATE

On, or prior to, the Closing Date the Company shall deliver the following documents to the Placing Banks:

Documents from the Company, the Founders and the Directors

1.	Two certified copies of the minutes of the meetings of the Board of Directors, authorising any steps to be taken in connection with Admission and closing and settlement of the Offer, including the allotment and issuance, conditional only on Admission, of the New Ordinary Shares and Matching Warrants to subscribers in the proportions and as otherwise directed by the Placing Banks, and, to the extent not previously provided, approving any Offer Documents issued after the date of this Agreement (and, if the said minutes are of such a committee, to the extent not previously provided, a certified copy of the minutes of the Board of Directors appointing such committee).

2.	A copy of the security application form in respect of the Depositary Interests that has been given to Euroclear, in the agreed form.

3.	A copy of the CREST enablement letters confirming that the conditions for admission of the Depositary Interests to CREST are satisfied.

4.	A copy of the legal opinion provided by the Company’s Counsel to CREST in relation to BVI law.

5.	A copy of the OPS Bulletins provided to Euroclear in relation to the Depositary Interests.

6.	Two original letters from the Company in the form of Part A of Schedule 7 of this Agreement duly signed by a Director or the Secretary of the Company authorised to do so and dated the date of the Closing Date.

7.	Two original letters from each of the Founder Entities in the form of Part B Schedule 7 of this Agreement duly signed by a director, managing member or the secretary of such Founder Entity authorised to do so and dated the date of the Closing Date.

8.	Two original letters from each of the Founder Directors in the form of Part C Schedule 7 of this Agreement duly signed by him and dated the date of the Closing Date.

Documents from the Reporting Accountants

9.	Two original versions of the “bring-down” letters, in the agreed form, addressed to the Directors and the Placing Banks, dated the date of the Closing Date, duly signed by the Reporting Accountants.

10.	Two original versions of the “bring-down” US SAS 72 comfort letter and international SAS 72 “lookalike” comfort letter, in the agreed form, addressed to the Directors and the Placing Banks, dated the date of the Closing Date, duly signed by the Reporting Accountants.

Opinions and letters from legal advisers

11.	Two original versions of the signed Rule 10b-5 disclosure letter addressed to the Placing Banks, in the agreed form, from the Company’s Counsel dated the date of the Closing Date.

12.	Two original versions of the signed US legal opinion addressed to the Placing Banks, in the agreed form, from the Company’s Counsel dated the date of the Closing Date.

13.	Two original versions of the signed English law opinion of the Company’s Counsel, in the agreed form, addressed to the Placing Banks dated the date of the Closing Date.

14.	Two original versions of the signed Delaware law opinion, in the agreed form, addressed to the Placing Banks, from Greenberg Traurig LLP dated the date of the Closing Date, in relation to Mariposa Acquisition II, LLC.

15.	Two original versions of the signed British Virgin Islands law opinion of the Company’s Counsel in relation to the Company addressed to the Placing Banks, in the agreed form, dated the date of the Closing Date.

16.	Two original versions of the signed Delaware law opinion, in the agreed form, addressed to the Placing Banks, from Greenberg Traurig LLP dated the date of the Closing Date in relation to Toms Acquisition I LLC.

17.	Two original versions of the signed Rule 10b-5 disclosure letter addressed to the Placing Banks from the Placing Banks’ Counsel dated the date of the Closing Date.

18.	Two original versions of the signed US legal opinion addressed to the Placing Banks, from the Placing Banks’ Counsel dated the date of the Closing Date.

19.	Two original versions of the signed English law opinion of the Placing Bank’s Counsel, addressed to the Placing Banks, dated the date of the Closing Date.

The Placing Banks may, in their absolute discretion, elect that delivery of any of the documents referred to in this Part C of Schedule 5 may be deferred and in lieu of any such delivery require delivery of the relevant document in a form reasonably satisfactory to them at a later time specified by the Placing Banks.

SCHEDULE 6

UNDERTAKINGS

1.	COMMITMENTS, ARRANGEMENTS AND DEVELOPMENTS

1.1	During the period from the date of this Agreement until the date which is 180 calendar days after the Closing Date, neither the Company nor any of the Directors nor any director from time to time of the Company shall take any steps which would be inconsistent with any expression of policy or intention in the Offer Documents without prior consultation with each of the Placing Banks.

2.	PUBLIC ANNOUNCEMENTS

2.1	Save in relation to an announcement, advertisement, statement or communication required by law or by any securities exchange or governmental or regulated body (a “Restricted Announcement”), each of the Company, the Founder Entities and the Directors severally undertakes not to circulate, distribute, publish, issue, make or despatch (and will not authorise any other person to circulate, distribute, publish, issue, make or despatch) any public announcement, advertisement document or communication concerning the Company, the Offer or otherwise relating to the assets, liabilities, profits, losses, financial or trading conditions or the earnings, business affairs or business prospects of the Company which is or may be material in the context of the Company or in relation to the Offer at any time prior to the date which is 90 calendar days after the Closing Date (the “Restricted Period”), without having first furnished to each of the Placing Banks a copy of each such proposed announcement or communication as far in advance of the announcement as reasonably practicable to enable them to comment thereon and to consult with them and having obtained the Placing Banks’ prior written consent as to its contents and the timing and manner of its release.

2.2	The Company undertakes to make all such announcements concerning the Offer as shall be necessary to comply with the LPDT Rules, the Admission and Disclosure Standards, the Companies Act and FSMA or which the Placing Banks otherwise reasonably consider to be necessary or desirable and each of the Placing Banks shall be entitled (following consultations with the other parties to this Agreement where practicable) to make any such announcement if the Company fails (in the opinion of such Placing Bank) promptly to fulfil its obligations under this paragraph 2.2.

2.3	The Company undertakes that it will not at any time during the Restricted Period make any Restricted Announcement without first:

2.3.1	notifying the Placing Banks as to the content of publication of such Restricted Announcement;

2.3.2	making available drafts of such Restricted Announcement to the Placing Banks in sufficient time prior to its publication to allow the Placing Banks an opportunity to consider and comment on the same;

2.3.3	consulting with the Placing Banks as to the content of publication of such Restricted Announcement; and

2.3.4	taking account of the Placing Banks’ reasonable requirements.

3.	RESTRICTIONS ON THE COMPANY IN RELATION TO THE SHARES

3.1	Without prejudice to paragraph 7.2 of this Schedule 6 and subject to paragraph 3.2 of this Schedule 6, the Company undertakes that it will not, without the prior written consent of each of the Placing Banks, during the period commencing on the date of this Agreement and ending on the date which is 180 days from the date of this Agreement: (a) undertake any consolidation or sub-division of its share capital or any capitalisation issue; or (b) directly or indirectly, allot, issue, offer, sell, lend, pledge, contract to sell or issue, grant any option, right or warrant to purchase or otherwise dispose of any Shares (or any interest therein or in respect thereof) or other securities of the Company exchangeable for, convertible into or representing the right to receive Shares or any such substantially similar securities; or (c) otherwise enter into any transaction (including any derivative transaction) directly or indirectly, permanently or temporarily, to dispose of any Shares; or (d) undertake any other transaction with the same economic effect as any of the foregoing or announce an offering of Shares or any interest therein; or (e) to announce publicly any intention to enter into any transaction described in paragraphs (a) to (d) above.

3.2	The undertaking in paragraph 3.1 shall not apply to:

3.2.1	the issue by the Company of any Shares upon the conversion of the Founder Preferred Shares as described in paragraph 4.3 of Part VIII (Additional Information) of the Final Prospectus; or

3.2.2	the issue by the Company of any Shares upon the exercise of the Warrants as described in paragraph 1 of Part IX (Terms and Conditions of the Warrants) of the Final Prospectus;

3.2.3	any of the matters referred to in paragraphs 3.1 (a) to (e) when carried out in relation to the Acquisition; or

3.2.4	the issue and offer by the Company of Shares pursuant to the Offer and to Non-Founder Directors under their Letters of Appointment and Share Option Deeds.

4.	RESTRICTIONS ON THE FOUNDERS AND THE NON-FOUNDER DIRECTORS IN RELATION TO THE SHARES AND WARRANTS

4.1	Subject to paragraph 4.2 of this Schedule 6, each of the Founder Entities and the Directors severally undertakes that (other than as provided for in this Agreement) it will not and will procure that no Affiliate of it shall, without the prior written consent of each of the Placing Banks, during the period (the “Lock-up Period”) commencing on the date of this Agreement and ending on the date which is the earlier of: (i) 365 days from the Acquisition Closing Date; or (ii) the liquidation of the Company for failure to complete an Acquisition:

4.1.1	directly or indirectly, offer, sell, lend, pledge, contract to sell, distribute, grant any option, right or warrant to purchase or otherwise dispose of:

(A)	any Shares (including, but not limited to, any Shares received by the conversion of the Founder Preferred Shares) or Warrants;

(B)	the Founder Preferred Shares; or

(C)	any other securities which are exchangeable for, convertible into or representing the right to receive Shares, Founder Preferred Shares or any substantially similar securities; or

4.1.2	otherwise enter into any transaction (including any derivative transaction) directly or indirectly, permanently or temporarily, to dispose of any Shares or the Founder Preferred Shares or Warrants; or

4.1.3	undertake any other transaction with the same economic effect as any of the foregoing; or

4.1.4	announce an offering of any Shares, Founder Preferred Shares or Warrants or any interest therein; or

4.1.5	to announce publicly any intention to enter into any transaction described in paragraphs 4.1.1 to 4.1.4 above (each, a “Disposal”).

4.2	The undertaking in paragraph 4.1 of this Schedule 6 shall not apply to any of the following provided that in each case the Disposal is conducted in accordance with all applicable laws (including the Securities Act), the Articles of Association and the Warrant Instrument (as applicable) (including without limitation that the transferee is not a Prohibited Person as described therein):

4.2.1	a Disposal by: (i) Mariposa Acquisition II, LLC or Martin Franklin of up to an aggregate amount of 10 per cent. of their Shares; or (ii) Toms Acquisition I LLC or Noam Gottesman of up to an aggregate amount of 10 per cent. of their Shares or Warrants, as a bona fide gift (in each case, by reference to the number of Shares and Warrants they held immediately following Admission);

4.2.2	a Disposal of Founder Preferred Shares as a bona fide gift made with the prior written consent of the Placing Banks;

4.2.3	a Disposal of Shares, Founder Preferred Shares or Warrants by a Director for estate planning purposes to persons immediately related to the relevant Director, as the case may be, making such Disposal by blood, marriage or adoption;

4.2.4	a Disposal of Shares, Founder Preferred Shares or Warrants by a Director to (i) any trust that is solely for the benefit of the relevant Director, as the case may be, and/or the persons described in paragraph 4.2.3 of this Schedule 6 or (ii) any direct or indirect wholly-owned subsidiary of such trust;

4.2.5	a Disposal of Shares, Founder Preferred Shares or Warrants by a Founder Director or a Founder Entity to any of the Company’s Directors (from time to time);

4.2.6	a Disposal of Shares, Founder Preferred Shares or Warrants by a Founder Entity to any of its Affiliates or direct or indirect holders of equity, holders of partnership interests or members;

4.2.7	a Disposal of Shares, Founder Preferred Shares or Warrants to a Founder Entity (or Affiliates or direct or indirect holders of equity, partnership interests or members of a Founder Entity);

4.2.8	a Disposal of Shares, Founder Preferred Shares or Warrants to a direct or indirect subsidiary of the Company or to a target company or shareholders of a target company (or direct or indirect subsidiary of a target company) in connection with, or as a result of transactions related to, the completion of the Acquisition;

4.2.9	after the Acquisition Closing Date, a Disposal of Shares by any Founder Entity (or in the event of a Disposal under paragraph 4.2.6 of this Schedule 6, any Affiliate or direct or indirect equity holder, holder of partnership interest or member of such Founder Entity) to any person if and to the extent that either (i) the proceeds of sale are used solely for the purpose of making a payment by way of charitable gift to a charitable organisation registered with the applicable charities regulator or (ii) such person is a charitable organisation registered with the applicable charities regulator; provided, however, that the aggregate number of Shares which are the subject of such Disposals by a Founder Entity and any equity holder, holder of partnership interest or member referred to therein of such Founder Entity shall not exceed up to an aggregate amount of 10 per cent. of the number of Shares such Founder Entity would have held immediately following Admission having exercised all the Warrants it held at that time;

4.2.10	an acceptance of a general offer for the Shares or Warrants made to all holders of Shares and/or Warrants on equal terms;

4.2.11	the provision of an irrevocable undertaking to accept an offer as described in paragraph 4.2.10 of this Schedule 6;

4.2.12	after the Acquisition Closing Date, any Disposal of Shares by a Founder to any person if and to the extent that the proceeds of sale are used solely for the purpose of meeting any tax liability incurred in connection with, or as a result of transactions related to, the completion of the Acquisition; or

4.2.13	a Disposal of any Shares or Warrants acquired by a Founder Entity or Director after the date of Admission in any open-market transaction;

provided that:

(A)	with respect to any of the Disposals listed in paragraphs 4.2.1 to 4.2.8 of this Schedule 6 above, the relevant disposing Founder Entity or Director shall deliver to each of the Placing Banks and the Company, prior to or contemporaneously with making such a Disposal, an enforceable lock-up agreement in the form set out in Schedule 10 of this Agreement, duly executed by the permitted transferee (or the trustee or legal guardian of such transferee) in respect of the Shares, Founder Preferred Shares or Warrants (as applicable) to be transferred to him, her or it; and

(B)	each Founder Entity or Director severally undertakes to each of the Placing Banks and the Company that any Disposal by it pursuant to this paragraph 4.2 shall, to the extent permitted by relevant law or regulation, be notified in writing to each of the Placing Banks and the Company no later than five Business Days after the entry into of any agreement relating to the same.

Promptly following receipt of an agreement referred to in paragraph 4.2(A) above, the Company shall duly execute such agreement and deliver it to the Placing Banks.

5.	COPIES OF DOCUMENTS AND PROVISION OF INFORMATION

During the period from the date of this Agreement until the date which is 180 days after the Closing Date, the Company undertakes to furnish to each of the Placing Banks copies of all reports or other communications (financial or other) furnished to shareholders or warrantholders and to deliver to each of the Placing Banks: (i) as soon as they are available, copies of any reports and financial statements furnished to or filed with the FCA, the London Stock Exchange or any securities exchange on which any class of securities of the Company is listed (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its subsidiaries are consolidated in reports furnished to the FCA, the London Stock Exchange or any securities exchange on which any class of securities of the Company is listed); and (ii) such additional information concerning the business and financial condition of the Company as each of the Placing Banks may from time to time reasonably request.

6.	SUPPLEMENTARY PROSPECTUS

6.1	The Company will comply with FSMA and the LPDT Rules so as to permit the completion of the distribution of the New Ordinary Shares and Matching Warrants as contemplated in this Agreement and the Offer Documents. If at any time after the Final Prospectus has been lodged with the FCA for approval and prior to Admission:

6.1.1	any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of the Placing Banks, the Company or the respective legal advisers, to amend or supplement any Offer Document in order that such Offer Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances existing at the time it is delivered to a subscriber of New Ordinary Shares and Matching Warrants;

6.1.2	if there arises or is noted any matter referred to in section 87G of FSMA of which the Company is, or becomes, aware prior to Admission and which requires the Company to deal with such change in accordance with section 87G of FSMA, the Prospectus Rules and/or the Listing Rules; or

6.1.3	if it shall be necessary, in the opinion of the Placing Banks’ Counsel or Company’s Counsel, at any such time to amend or supplement any Offer Document in order to comply with the requirements of FSMA, the Prospectus Rules and/or the Listing Rules or other appropriate law or regulation (as the case may be), the Company, the Founders or the Directors (as the case may be) will:

(A)	promptly bring such event or condition to the notice of the Placing Banks and shall promptly prepare and file with the UK Listing Authority (or procure the filing with the FCA of) such amendment or supplement as may be necessary to correct such statement or omission or to make such Offer Document comply with such requirements. Before amending or supplementing any Offer Documents, the Company will furnish the Placing Banks with a copy of each such proposed amendment or supplement, and will not make any such proposed amendment or supplement without the consent of each of the Placing Banks, such consent not to be unreasonably withheld or delayed, provided always that (i) nothing in this paragraph shall prevent the Company or the Founders or the Directors from complying with their obligations at law or under FSMA or the LPDT Rules and (ii) this paragraph shall be without prejudice to the rights of the Placing Banks pursuant to clause 13; and

(B)	furnish to the Placing Banks such number of copies or such amendment or supplement as the Placing Banks may reasonably request.

6.2	Each of the Company, the Founder Entities and the Directors undertakes promptly to notify each of the Placing Banks if it comes to its or his attention at any time on or before Admission that any person wishes to exercise statutory withdrawal rights after the issue by the Company of a Supplementary Prospectus. However, the Founder Entities shall have no right of withdrawal in the event a Supplementary Prospectus is issued.

7.	SELLING RESTRICTIONS AND EXERCISE OF WARRANTS

7.1	The Company, each of the Founder Entities and each of the Directors severally undertakes that it has (and undertakes that each of its Affiliates has) complied, and will (and will procure that each of their respective Affiliates will) comply with all relevant laws and regulations of each relevant jurisdiction (including, without prejudice to the generality of the foregoing, all requirements of all applicable regulatory authorities in each such jurisdiction) in connection with the Offer and the release or distribution of any document or information relating to the Offer in each such jurisdiction.

7.2	The Company, each of the Founder Entities and each of the Directors severally undertakes that it has not (and undertakes that each of its Affiliates has not) made, and will not (and will procure that each of its Affiliates will not) make, directly or indirectly, offers or sales of any Shares or other securities of the Company exchangeable for, convertible into or representing the right to receive Shares or any such substantially similar securities or otherwise enter into any transaction (including any derivative transaction) in respect of such Shares, Warrants or other securities nor has it solicited, nor will it solicit, offers to buy or otherwise negotiate in respect of any such security under circumstances which, either separately or together, constitute an unlawful offering to the public in, or otherwise contravene the laws of any jurisdiction or which would require registration under the Securities Act and will, notwithstanding the foregoing, promptly, from time to time, take such action as each of the Placing Banks may reasonably request to qualify the Shares or Warrants for offering and sale under the securities laws of any such jurisdiction and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Shares.

7.3	For so long as there remain unexercised Warrants, the Company shall not allow any person to exercise their Warrants where to do so would affect the Company’s ability to meet the requirements in Listing Rule 4.3.2 which require a sufficient number of Shares, being 25 per cent. of the Shares, to be in public hands.

7.4	Each of the Company, the Founder Entities and the Directors severally undertakes that it will and undertakes that its Affiliates and any person acting on its behalf (other than the Placing Banks and their respective Affiliates, as to whom no undertaking is made) will comply with all applicable provisions of the US federal securities laws in connection with the issue and delivery of any Shares upon any exercise of Warrants.

8.	DIVIDENDS AND SHARE CAPITAL

Other than in connection with an Acquisition, the Company will not, on or after the date of this Agreement until after the Acquisition Completion Date declare, make or pay any dividends or other distribution on any of its share capital nor increase, reduce or modify any part thereof in any way.

9.	RELATED PARTY TRANSACTIONS

For so long as the Company has a listing on the standard listing segment of the Official List, the Company will not enter into any transaction which would constitute a “related party transaction” as defined in Chapter 11 of the Listing Rules (were Chapter 11 of the Listing Rules to apply to the Company) without the specific prior approval of a majority of the Relevant Persons (where “Relevant Persons” means the non-executive directors determined by the Board of Directors to be independent for the purposes of the Corporate Governance Code and the Chairman of the Board of Directors from time to time, if he was independent at the time of his appointment for the purposes of the Corporate Governance Code).

10.	ACQUISITION

The Company will not enter into the Acquisition without the specific prior approval of a majority of the Relevant Persons.

11.	AUTHORITY OF REGISTRARS AND DEPOSITARY

The Company undertakes to provide the Registrars and the Depositary respectively with all necessary authorisations, information and instructions to enable the Registrars and the Depositary respectively to perform their duties in accordance with, and as contemplated by, this Agreement, the Final Prospectus (as amended or supplemented from time to time), the Registrars’ Agreement, the Depositary Agreement and the Deed Poll. Prior to the Acquisition Closing Date, the Company undertakes not to exercise any right to terminate the Registrars’ Agreement or the Depositary Agreement without the written consent of each of the Placing Banks.

12.	INVESTMENT COMPANY ACT

The Company is not, and immediately after giving effect to the offer and sale of the New Ordinary Shares (with Matching Warrants) and the application of the proceeds thereof as described in the Prospectus, will not be an “investment company” as such term is defined in the Investment Company Act.

13.	NO DIRECTED SELLING EFFORTS

None of the Company, the Founder Entities, the Directors, nor their respective Affiliates nor any person acting on its or their behalf (other than the Placing Banks and their respective Affiliates, as to whom no undertaking is made), directly or indirectly, will engage in any “directed selling efforts” (within the meaning of Regulation S) in connection with any offer or sale of the New Ordinary Shares or Matching Warrants.

14.	NO GENERAL SOLICITATION

None of the Company, the Founder Entities, the Directors nor their respective Affiliates nor any person acting on its or their behalf (other than the Placing Banks and their respective Affiliates, as to whom no undertaking is made), directly or indirectly, will engage in any form of “general solicitation” or “general advertising” (within the meaning of Rule 502(c) of Regulation D) in connection with any offer or sale of the New Ordinary Shares or Matching Warrants.

15.	RULE 144A ELIGIBLE SECURITIES

For so long as the New Ordinary Shares, Warrants and Shares issued and delivered upon exercise of Warrants are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will not become an “open- end company”, “unit investment trust” or “face-amount certificate company”, as such terms are defined in, and that it is not registered or required to be registered under Section 8 of, the Investment Company Act.

16.	RULE 144A INFORMATION

For so long as any of the New Ordinary Shares, Warrants and Shares issued and delivered upon exercise of Warrants remain outstanding and are “restricted securities” (within the meaning of Rule 144(a)(3) under the Securities Act), the Company undertakes that during any period in which it is not subject to Section 13 or 15(d) of the Exchange Act nor exempt from reporting pursuant to Rule 12g3-2b under the Exchange Act, it will make available to any holder or beneficial owner of New Ordinary Shares, Warrants and Shares issued and delivered upon exercise of Warrants which are restricted securities and to any prospective purchaser (as designated by such holder or beneficial owner) of such restricted securities, in each case upon request, any information required to be provided by Rule 144A(d)(4) under the Securities Act. The undertakings of the company in this paragraph 16 are enforceable by such holders who are not parties to this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

17.	LIMITATIONS ON RESALES BY AFFILIATES

The Company undertakes that, for so long as the New Ordinary Shares, Warrants and Shares issued and delivered upon exercise of Warrants are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, it will not, and will not permit any of its Affiliates to, resell in the United States any Shares and Warrants acquired by any of them other than in transactions that meet the applicable requirements of Regulation S or are otherwise exempt from, or not subject to, the registration requirements of the Securities Act.

18.	ERISA

The Company undertakes that it will use its best endeavours to monitor its shareholder base and restrict ownership of, or other equity interests in, its Shares by Plan Investors to less than 25 per cent. of its Shares, after excluding the ownership of, or equity interests in, any Shares held by each of the Founders and the Directors and any of their respective affiliates (as such term is defined in the Plan Asset Regulations).

19.	BOARD COMPOSITION

The Company and each of the Directors undertakes that it or he will not approve the appointment of a director to the Board of Directors unless the Board of Directors at the relevant time is satisfied that the Company will maintain its status as a foreign private issuer (as defined in Rule 405 under the Securities Act).

20.	USE OF PROCEEDS

20.1	The Company will use the net proceeds received by it from the sale of the New Ordinary Shares (with Matching Warrants) and any proceeds raised from the subscription for the Founder Preferred Shares in the manner specified in the Prospectus under the paragraph entitled “Use of proceeds” in Part I (Investment Opportunity and Strategy) of the Final Prospectus. Neither the Company nor any of the Founders will, directly or indirectly, use the proceeds of the Offer and any proceeds received from the subscription for the Founder Preferred Shares or from any exercise of the Warrants or lend, contribute or otherwise make available such proceeds to any Affiliate, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any US sanctions administered by OFAC or any similar sanctions imposed by the European Union, the United Nations or any other body, governmental or otherwise.

20.2	Save as described in the section headed “Use of Proceeds” in Part I of the Prospectus, prior to completion of the Acquisition, the Company will invest or deposit the net proceeds received by it from the sale of the New Ordinary Shares (with Matching Warrants) and any proceeds raised from the subscription for the Founder Preferred Shares in US Treasuries or such money market fund instruments as approved by the Non-Founder Directors, in a manner that will not result in the Company being an “investment company” as such term is defined in the Investment Company Act.

20.3	Prior to completion of the Acquisition, the Company will invest or deposit any proceeds received from the exercise of Warrants in a manner that will not result in the Company being an “investment company” as such term is defined in the Investment Company Act.

21.	COMPLIANCE WITH LPDT RULES

Prior to the Acquisition Closing Date, each of the Directors will, and will ensure that the Company will, as of the date of this Agreement, comply with the LPDT Rules on an ongoing basis.

22.	REGISTER OF MEMBERS

The Company undertakes that it has not maintained, does not currently maintain and will not maintain any register of members in the United Kingdom at any time prior to the Acquisition Closing Date.

23.	REORGANISATION IN CONNECTION WITH AN ACQUISITION

Notwithstanding clause 16.4 of this Agreement and, without prejudice to paragraph 4 of Schedule 6, in the event that any of the Founder Entities or Directors receive, in connection with the Acquisition, an interest in an entity other than the Company (such securities, the “New Securities”), each of the Founder Entities and Directors acknowledges and agrees that the New Securities shall be (i) subject to the transfer restrictions set forth in paragraph 4.1 of Schedule 6 and (ii) entitled to the benefits of the same exceptions to such transfer restrictions permitted by paragraph 4.2 of Schedule 6 to the Placing Agreement to the same extent as such exceptions apply to the Disposal of the Shares.

24.	SUBSCRIPTION BY THE FOUNDERS

Each of the Founder Entities severally undertakes that (i) no later than two Business Days prior to the Closing Date, it will (A) deposit cleared funds (in an amount equal to the Offer Price multiplied by the number of New Ordinary Shares (with Matching Warrants) set forth against its name in Part A of Schedule 9 (such New Ordinary Shares (with Matching Warrants), the “Founder Subscription Securities”, and such amount, the “Founder Subscription Funds”) in an account at its custodian (or an affiliate thereof); and (B) instruct such custodian to enter into a receive versus payment instruction with the CREST Nominee providing for the transfer, as soon as reasonably practicable on the Closing Date, of the Founder Subscription Funds; and (ii) subject to Admission occurring not later than the Closing Date (or such later time and date as the Company and the Placing Banks may agree), (A) it will not, nor will it instruct any person acting on its behalf to, amend, modify, terminate or cancel the instruction described in sub-paragraph 24(i)(B) above; and (B) it will make or procure payment of the Founder Subscription Funds and subscribe for the Founder Subscription Securities on the Closing Date as described in sub-paragraph 24(i)(B) above.

Toms Acquisition I LLC confirms that its custodian for these purposes and the custodian’s details are as follows:

Agent Name:	[omitted]

Custodian Name:	[omitted]

Crest ID:	[omitted]

Reference:	[omitted]

and Mariposa Acquisition II, LLC confirms that its custodian for these purposes and the custodian’s details are as follows:

Agent Name:	[omitted]

Custodian Name:	[omitted]

Crest ID:	[omitted]

Reference:	[omitted]

Each of Noam Gottesman and Martin Franklin severally undertakes that each of Toms Acquisition I LLC and Mariposa Acquisition II, LLC, respectively, will comply with its obligations in this paragraph 24 of Schedule 6.

25.	ISSUANCE OF FOUNDER PREFERRED SHARES

The Company undertakes that, until after the Acquisition Closing Date, it will not issue any Founder Preferred Shares unless such issuance has first been approved by a majority of Independent Non-Executive Directors and the Chairman of the Board of Directors.

SCHEDULE 7

CERTIFICATES

PART A

CERTIFICATE FROM THE COMPANY

[Letterhead of the Company]

To:	Barclays Bank PLC

Citigroup Global Markets Limited

[●] 2014

Dear Sirs

Proposed Offer

We refer to the Placing Agreement dated [●] 2014 in which a draft of this letter appears as Schedule 7 (the “Placing Agreement”). Words and expressions defined in the Placing Agreement have the same meanings herein.

We confirm, with respect to the representations, warranties and undertakings given by the Company under the Placing Agreement, that (subject only to the giving of this letter):

i.	we have complied with our undertakings and obligations under the Placing Agreement in all respects to the extent that they fall due for performance on or before the date of this letter;

ii.	none of the representations, warranties or undertakings referred to in clause 11 of the Placing Agreement has been breached or was untrue, inaccurate or misleading when made and none of such representations, warranties or undertakings would be breached or be untrue, inaccurate or misleading were it to be repeated by reference to the facts and circumstances subsisting at the date hereof; and

iii.	since the date of the Placing Agreement, there has been no Material Adverse Change.

This letter shall be governed by and construed in accordance with English law.

Yours faithfully

Director for and on behalf of Nomad Holdings Limited

PART B

CERTIFICATE FROM THE FOUNDER ENTITIES

[Letterhead of the Founder Entity]

To:	Barclays Bank PLC

Citigroup Global Markets Limited

[●] 2014

Dear Sirs

Proposed Offer

We refer to the Placing Agreement dated [●] 2014 in which a draft of this letter appears as Schedule 7 (the “Placing Agreement”). Words and expressions defined in the Placing Agreement have the same meanings herein.

We confirm, with respect to the representations, warranties and undertakings given by [name of the Founder Entity] under the Placing Agreement, that (subject only to the giving of this letter):

i.	we have complied with our undertakings and obligations under the Placing Agreement in all respects to the extent that they fall due for performance on or before the date of this letter;

ii.	none of the representations, warranties or undertakings referred to in clause 11 of the Placing Agreement has been breached or was untrue, inaccurate or misleading when made and none of such representations, warranties or undertakings would be breached or be untrue, inaccurate or misleading were it to be repeated by reference to the facts and circumstances subsisting at the date hereof; and

iii.	since the date of the Placing Agreement, there has been no Material Adverse Change.

This letter shall be governed by and construed in accordance with English law.

Yours faithfully

Director for and on behalf of [name of the Founder Entity]

PART C

CERTIFICATE FROM THE FOUNDER DIRECTORS

To:	Barclays Bank PLC

Citigroup Global Markets Limited

[●] 2014

Dear Sirs

Proposed Offer

I refer to the Placing Agreement dated [●] 2014 in which a draft of this letter appears as Schedule 7 (the “Placing Agreement”). Words and expressions defined in the Placing Agreement have the same meanings herein.

I confirm, with respect to the representations, warranties and undertakings given by me under the Placing Agreement, that (subject only to the giving of this letter):

i.	I have complied with my undertakings and obligations under the Placing Agreement in all respects to the extent that they fall due for performance on or before the date of this letter;

ii.	none of the representations, warranties or undertakings referred to in clause 11 of the Placing Agreement has been breached or was untrue, inaccurate or misleading when made and none of such representations, warranties or undertakings would be breached or be untrue, inaccurate or misleading were it to be repeated by reference to the facts and circumstances subsisting at the date hereof; and

iii.	since the date of the Placing Agreement, there has been no Material Adverse Change.

This letter shall be governed by and construed in accordance with English law.

Yours faithfully

[Name of Founder Director]

SCHEDULE 8

SELLING RESTRICTIONS

United States

1.	Each of the Placing Banks severally understands and agrees that the New Ordinary Shares and Matching Warrants have not been and will not be registered under the Securities Act and may not be offered or sold within the United States, except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act.

2.	Each of the Placing Banks severally agrees that its Affiliates and any persons acting on its or their behalf has not solicited and will not solicit offers, and has not offered or sold, and will not offer or sell, the New Ordinary Shares or Matching Warrants as part of its distribution at any time except (A) in the United States to (i) persons it reasonably believes to be QIBs in transactions meeting the requirements of Rule 144A or that are otherwise exempt from the registration requirements of the Securities Act or (ii) persons it reasonably believes to be accredited investors in transactions that are otherwise exempt from the registration requirements of the Securities Act and upon the receipt of a signed investor letter from the accredited investor substantially in the form of the US Purchasers’ Letter in Schedule 11 of this Agreement, in each case, in transactions that are exempt from the registration requirements of the Securities Act, or (B) outside the United States in accordance with Rule 903 of Regulation S.

3.	Each of the Placing Banks severally agrees, represents, warrants and undertakes to the Company that neither it, its Affiliates nor any persons acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the New Ordinary Shares or Warrants.

4.	Each of the Placing Banks severally agrees, represents, warrants and undertakes to the Company that neither it, its Affiliates nor any persons acting on its or their behalf has engaged or will engage in any form of “general solicitation” or “general advertising” (within the meaning of Rule 502(c) of Regulation D under the Securities Act) in connection with any offer or sale of the New Ordinary Shares or Matching Warrants in the United States.

United Kingdom

5.	Each of the Placing Banks severally agrees, represents, warrants and undertakes to the Company and the Founders that it has not offered or sold and will not offer or sell any New Ordinary Shares or Matching Warrants to the public in the United Kingdom nor requested the admission of the Shares and Warrants to trading on a regulated market situated or operating in the United Kingdom prior to the Final Prospectus having been approved by the UK Listing Authority and made available in accordance with FSMA and the Prospectus Rules.

6.	Each of the Placing Banks severally agrees, represents, warrants and undertakes to the Company and the Founders that it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the New Ordinary Shares and Matching Warrants in, from or otherwise involving the United Kingdom.

European Economic Area

7.	In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the Placing Banks represents and agrees it has not made and will not make an offer of any New Ordinary Shares or Matching Warrants to the public in that Relevant Member State, except that it may make an offer of any New Ordinary Shares or Matching Warrants to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(i)	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

(ii)	to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive); and

(iii)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of New Ordinary Shares or Matching Warrants shall result in a requirement for the publication by the Company or any Placing Bank of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in that Member State.

For the purposes of this provision, the expression “an offer of any New Ordinary Shares or Matching Warrants to the public” in relation to any New Ordinary Shares or Matching Warrants in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the Offer and any New Ordinary Shares or Matching Warrants to be offered so as to enable an investor to decide to acquire any New Ordinary Shares or Matching Warrants, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and the amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EC.

SCHEDULE 9

PLACING ALLOCATION TABLE

PART A

NEW ORDINARY SHARES AND MATCHING WARRANTS TO BE ACQUIRED BY THE

FOUNDER ENTITIES

New Ordinary Shares (each with one Matching Warrant per Share)

Mariposa Acqusition II, LLC	750,000 New Ordinary Shares and 750,000 Matching Warrants

Toms Acquisition I LLC	750,000 New Ordinary Shares and 750,000 Matching Warrants

Total	1,500,000 New Ordinary Shares and 1,500,000 Matching Warrants

PART B

PLACING COMMITMENTS

New Ordinary Shares (each with one Matching Warrant per Share)

Barclays	23,500,000 New Ordinary Shares and 23,500,000 Matching Warrants

Citi	23,500,000 New Ordinary Shares and 23,500,000 Matching Warrants

Total	47,000,000 New Ordinary Shares and 47,000,000 Matching Warrants

SCHEDULE 10

FORM OF LOCK-UP DEED

THIS DEED is made on                      by                      of

                     (the “Covenantor”).

WHEREAS:

(1) (i) Mariposa Acquisition II, LLC; (ii) Toms Acquisition I LLC; ((i) and (ii) each a “Founder Entity”); (iii) Noam Gottesman; (iv) Martin Franklin; ((iii) and (iv) each a “Founder Director”); (v) Barclays Bank PLC; (vi) Citigroup Global Markets Limited ((v) and (vi) each a “Placing Bank”); (vii) Alun Cathcart; (viii) Guy Yamen, (ix) Lord Myners of Truro, CBE; ((vii), (viii), (ix) each a “Non-Founder Director” and each, together with each of the Founder Directors, a “Director”); and (ix) Nomad Holdings Limited (the “Company”) entered into a placing agreement on [●] 2014 (the “Placing Agreement”);

(2) Pursuant to the terms of the Placing Agreement the relevant disposing Founder Entity, Founder Director or Non-Founder Director has agreed to deliver to each of the Placing Banks and the Company, prior to or contemporaneously with making any Disposal permitted pursuant to paragraphs 4.2.1 to 4.2.7 of Schedule 6 of the Placing Agreement, a lock-up agreement in the agreed form, duly executed by the permitted transferee (or the trustee or legal guardian of such transferee) (a “Permitted Transferee”) in respect of the Shares, Founder Preferred Shares or Warrants (as applicable) to be transferred to the Permitted Transferee; and

(3) The Covenantor is a Permitted Transferee and is entering into this Deed as required by the terms of the Placing Agreement.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	DEFINITION AND INTERPRETATION

1.1	Unless a contrary indication appears, a term defined in the Placing Agreement has the same meaning when used in this Deed; and

1.2	The principles of constructions set out in clauses 1.3 to 1.15 of the Placing Agreement shall be incorporated into this Deed mutatis mutandis as if set out in full in this Deed.

2.	RESTRICTION ON TRANSFERS

2.1	The Covenantor represents, warrants and undertakes that it is a permitted transferee for the purposes of paragraphs 4.2.1 to 4.2.7 of Schedule 6 of the Placing Agreement.

2.2	Subject to clause 3, the Covenantor undertakes that it will not, and will procure that no Affiliate of it shall, without the prior written consent of each of the Placing Banks, during the period commencing on the date of this Deed and ending on the date which is the earlier of: (i) 365 days from the Acquisition Closing Date; or (ii) the liquidation of the Company for failure to complete an Acquisition, make any Disposal.

3.	EXCEPTIONS TO THE TRANSFER RESTRICTION

3.1	The undertaking in clause 2.2 shall not apply to any of the following provided that in each case the Disposal is conducted in accordance with all applicable laws (including the Securities Act), the Articles of Association and the Warrant Instrument (as applicable) (including without limitation that the transferee is not a Prohibited Person as described therein):

3.1.1	a Disposal by: (i) Mariposa Acquisition II, LLC or Martin Franklin of up to an aggregate amount of 10 per cent. of their Shares; or (ii) Toms Acquisition I LLC or Noam Gottesman of up to an aggregate amount of 10 per cent. of their Shares, as a bona fide gift (by reference, in each case, to the number of Shares and Warrants they held immediately following Admission);

3.1.2	a Disposal of Shares, Founder Preferred Shares or Warrants by the Covenantor as a bona fide gift made with the prior written consent of the Placing Banks;

3.1.3	a Disposal of Shares, Founder Preferred Shares or Warrants by a Coventantor for estate planning purposes to persons immediately related to the Coventantor by blood, marriage or adoption;

3.1.4	a Disposal of Shares, Founder Preferred Shares or Warrants by a Coventantor to (i) any trust that is solely for the benefit of the Coventantor and/or persons immediately related to the Coventantor by blood, marriage or adoption or (ii) any direct or indirect wholly-owned subsidiary of such trust;

3.1.5	a Disposal of Shares, Founder Preferred Shares or Warrants to any of the Company’s Directors (from time to time);

3.1.6	a Disposal of Shares, Founder Preferred Shares or Warrants by a Covenantor to any of its Affiliates or direct or indirect holders of equity so long as such holders of equity are Affiliates of either a Founder Entity or a Founder Director;

3.1.7	a Disposal of Shares, Founder Preferred Shares or Warrants to a Founder Entity (or Affiliates or direct or indirect holders of equity, partnership interests or members of a Founder Entity);

3.1.8	a Disposal of Shares, Founder Preferred Shares or Warrants to a direct or indirect subsidiary of the Company or to a target company (or direct or indirect subsidiary) or shareholders of a target company in connection with, or as a result of transactions related to, the completion of the Acquisition;

3.1.9	after the Acquisition Closing Date, a Disposal of Shares by any Founder Entity (or in the event of a Disposal under clause 3.1.6, any Affiliate or direct or indirect equity holder, holder of partnership interest or member of such Founder Entity) to any person if and to the extent that either (i) the proceeds of sale are used solely for the purpose of making a payment by way of charitable gift to a charitable organisation registered with the applicable charities regulator or (ii) such person is a charitable organisation registered with the applicable charities regulator; provided, however, that the aggregate number of Shares which are the subject of such Disposals by a Founder Entity and any equity holder, holder of partnership interest or member referred to therein of such Founder Entity shall not exceed up to an aggregate amount of 10 per cent. of the number of Shares such Founder Entity would have held immediately following Admission having exercised the Warrants it held at that time;

3.1.10	an acceptance of a general offer for the Shares or Warrants made to all holders of Shares or Warrants (as applicable) on equal terms;

3.1.11	the provision of an irrevocable undertaking to accept an offer as described in clause 3.1.10;

3.1.12	after the Acquisition Closing Date, any Disposal of Shares by a Covenantor to any person if and to the extent that the proceeds of sale are used solely for the purpose of meeting any tax liability incurred in connection with, or as a result of transactions related to, the completion of the Acquisition; or

3.1.13	a Disposal of any Shares or Warrants acquired by a Covenantor after the date of Admission in any open-market transaction;

provided that: (a) with respect to any of the Disposals listed in clauses 3.1.1 to 3.1.8 above, the Covenantor shall deliver to each of the Placing Banks and the Company, prior to, or contemporaneously with, making such a Disposal, an enforceable Lock-Up Deed in the same form as this Deed, duly executed by the permitted transferee (or the trustee or legal guardian of such transferee) in respect of the Shares, Founder Preferred Shares or Warrants (as applicable) to be transferred to him, her or it; and (b) the Covenantor undertakes to each of the Placing Banks and the Company that any Disposal by it pursuant to this Deed shall, to the extent permitted by relevant law or regulation, be notified in writing to each of the Placing Banks and the Company no later than five Business Days after the entry into of any agreement relating to the same.

3.2	Promptly following receipt of an agreement referred to in sub-paragraph (a) above, the Company shall duly execute such agreement and deliver it to the Placing Banks.

4.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No term of this Deed is enforceable under the Contracts (Rights of Third Parties Act) 1999, by a person who is not a party to this Deed.

5.	PROCESS AGENT

5.1	Each of the Company and the Covenantor shall maintain an agent for service of process in England.

5.2	Each of the Company and the Covenantor shall, prior entering into this Deed, appoint [●] of [●] as process agent in the UK (the “Agent”) to act as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Deed and shall procure that the Agent will, no later than the date hereof, confirm in writing to the Placing Banks its acceptance of such appointment. All correspondence with the Agent shall be marked for the attention of the party notified to the Placing Banks in the written acceptance letter mentioned in this clause 5.2 and delivered in accordance with clause 6 and clause 15 of the Placing Agreement.

5.3

If the Agent ceases to be able to act as such or to have an address in England, each of the Company and the Covenantor agrees to appoint a new process agent having an address in England and to deliver to the Placing Banks within 10 Business Days a copy of a written acceptance of appointment by the new process agent. If either of the Company or the Covenantor does not make such an appointment within 10 Business Days of such cessation, then each of the Placing

Banks, acting reasonably, may do so on behalf of the Company and the Covenantor and at the cost of the Company and the Covenantor, and shall notify the Company and the Covenantor if it does so.

6.	GENERAL

6.1	The provisions of clauses 15.1 (subject to clause 6.2 below), 15.2, 15.3, 15.4, 16.8, 16.9, 16.12, 16.13, 17.4 and 18 of the Placing Agreement shall be incorporated into this Deed mutatis mutandis as if set out in full in this Deed. References in these incorporated clauses to “Agreement” shall be deemed to be to this Deed, references to “Founders”, “Non-Founder Directors”, “Founder Entities” and “Directors” shall be deemed to be solely to the Covenantor (save that the undertaking in clause 18.2.3 shall be deemed made by each of the Company and the Covenantor), and references to “prior to Admission on the Closing Date” shall be deemed to be to prior to entering into this Deed.

6.2	For the purposes of clause 15 of the Placing Agreement, the relevant details of the Covenantor are set out below and the relevant details of each of the Company and the Placing Banks are as set out in clause 15 of the Placing Agreement.

Relevant details for the Covenantor:

Address:

Fax Number:

For the attention of:

IN WITNESS WHEREOF, this Deed has been entered into the day and year first above written.

EXECUTED as a Deed by	)
[NAME OF COVENANTOR]	)
in the presence of:	)
)
Signature of witness

Name of witness
(in BLOCK CAPITALS)

Address of witness

EXECUTED as a Deed by	)
NOMAD HOLDINGS LIMITED	)
acting by:	)
)
Director

Director/Secretary

SCHEDULE 11

FORM OF US PURCHASERS’ LETTER

Nomad Holdings Limited

Nemours Chambers

Road Town

Tortola, British Virgin Islands

Citigroup Global Markets Inc. (“Citi”)

390 Greenwich Street

New York 10028

United States

Attention: Equity Syndicate Desk

Barclays Bank PLC and Barclays Capital, Inc. (“Barclays”)

5, The North Colonnade

London E14 4BB

United Kingdom

Attention: Equity Syndicate Desk

(each of Citi and Barclays being a “Placing Bank” and together, the “Placing Banks”)

[●] 2014

Ladies and Gentlemen:

Subscription for new ordinary shares of no par value (the “New Ordinary Shares”) and matching warrants (“Matching Warrants” and together the “Securities”) of Nomad Holdings Limited (the “Company”)

In connection with our subscription for Securities of the Company, we represent, warrant, agree and acknowledge as follows:

1.	We are subscribing for the Securities for investment purposes, and not with a view to distribution or resale, directly or indirectly, in the United States.

2.	We acknowledge that we have received and read a copy of the preliminary prospectus dated 7 April 2014 and the placing announcement dated [●] 2014 relating to the Securities (together the “Prospectus”). In particular, we have read the section titled “Risk Factors” as set out in the Prospectus. We have had access to such information regarding the Company and the Securities have made such investigation with respect thereto as we deem necessary to make our investment decision and we have made our own assessment and have satisfied ourselves concerning the relevant tax, legal, currency and other economic considerations relevant to our investment in the Securities. We have had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Securities.

3.	We acknowledge that neither Placing Agent is making any recommendations to us or advising us regarding the suitability or merits of any transaction we may enter into in connection with the Placing, and we acknowledge that participation in the Placing is on the basis that we are not and will not be a client of either of the Placing Agents and that the Placing Agents are acting for the Company and no one else in connection with the Placing, and will not be responsible to anyone other than their respective clients for the protections afforded to their clients, nor for providing advice in relation to the Placing, the contents of the Prospectus or any transaction, arrangements or other matters referred to herein, or in respect of any representations, warranties, undertakings or indemnities contained in the Placing Agreement or for the exercise or performance of the Placing Agents’ rights and obligations under the Placing Agreement, including any right to waive or vary any condition or exercise any termination right contained therein;

4.	We hereby acknowledge to the Placing Agents and the Company that we have been warned that an investment in the Securities is only suitable for acquisition by the person who:

a.	has a significantly substantial asset base such that would enable the person to sustain any loss that might be incurred as a result of acquiring the Securities; and

b.	is sufficiently financially sophisticated to be reasonably expected to know the risks involved in acquiring the Securities.

5.	We are an “accredited investor” (“AI”) within the meaning of Regulation D under the US Securities Act of 1933, as amended (the “Securities Act”), and are acquiring the Securities for our own account or for the account of an AI. We meet the criteria for being an AI on the basis that we are one of the following:

•	a bank, insurance company, registered investment company, business development company, or small business investment company;

•	a charitable organisation, corporation, or partnership with assets exceeding $5 million;

•	a business in which all the equity owners are AIs;

•	a natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person; or

•	a trust with assets in excess of $5 million not formed to acquire the securities offered, whose purchases a sophisticated person makes.

6.	If we are acquiring Securities for the account of one or more AIs, we represent that we have sole investment discretion with respect to each such account and that we have full power to make the acknowledgements, representations and agreements contained herein on behalf of each such account.

7.	Except with the express consent of the Company given in respect of a subscription for the Securities, no portion of the assets used by us to purchase, and no portion of the assets used by us to hold the Securities or any beneficial interest therein constitutes or will constitute the assets of (a) an “employee benefit plan” that is subject to Part 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), (b) a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code, or (c) entities whose underlying assets include “plan assets” of any plan, account or arrangement described in (a) or (b) above, or (d) any governmental plan, church plan, non-US plan or other investor whose purchase or holding of Securities would be subject to any state, local, non-US or other laws or regulations similar to Part 4 of Subtitle B of Title I of ERISA or section 4975 of the Code or that would have the effect of the regulations issued by the US Department of Labor set forth at 29 CFR section 251 0.3-1 01, as modified by section 3(42) of ERISA.

8.	If an entity, we were not formed for the purposes of investing in Securities of the Company.

9.	We acknowledge that we are not acquiring the Securities as a result of any general solicitation or general advertising (as those terms are defined in Regulation D under the Securities Act).

10.	We understand that the Securities are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act and have not been and will not be registered under the Securities Act, and that the Securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and (a) we agree that the Securities may not be offered, resold, pledged or otherwise transferred except (i) outside the United States in a transaction complying with the provisions of Rule 903 or Rule 904 of Regulation S under the Securities Act, (ii) to a person whom we reasonably believe is a “qualified institutional buyer” (“QIB”) within the meaning of Rule 144A under the Securities Act (“Rule 144A”) purchasing for its own account or for the account of a QIB in a transaction meeting the requirements of Rule 144A, (iii) in accordance with Rule 144 under the Securities Act (if available), (iv) pursuant to another available exemption from the registration requirements of the Securities Act or (v) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States, and (b) we will, and each subsequent holder will be required to, notify any subsequent purchaser of the Securities from us or it of the resale restrictions referred to in (a) above.

11.	We understand that the Company is not, and does not propose to be, registered as an investment company under the Investment Company Act and the rules thereunder. If in the future we decide to offer, sell, transfer, assign, novate or otherwise dispose of the Securities, we will do so only under the circumstances which will not require the Company to register under the US Investment Company Act.

12.	We are aware, and each beneficial owner of the Securities has been advised, that the issue of the Securities to us is being made in reliance on Rule 144A or another exemption from the registration requirements of the Securities Act.

13.	We understand that no representation has been made as to the availability of Rule 144 or any other exemption under the Securities Act for the reoffer, resale, pledge or transfer of the Securities. We understand that the Securities may not be deposited into any unrestricted depositary facility established or maintained by a depository bank, unless and until such time as the Securities are no longer “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.

14.	We acknowledge that any sale, transfer, assignment, novation, pledge or other disposal made other than in compliance with such laws and the above-stated restrictions will be subject to the forfeiture and/or compulsory transfer provisions as provided in the Company’s Articles.

15.	We satisfy any and all standards for investors in investments of the type subscribed for herein imposed by the jurisdiction of our residence or otherwise applicable to us.

16.	We are empowered, authorised and qualified to purchase the Securities and the person signing this letter on our behalf has been duly authorised by us to do so.

17.	We acknowledge the content of the Prospectus is exclusively the responsibility of the Company and the Directors and none of the Placing Agents, the Registrars nor any person acting on their behalf nor any of their respective affiliates is responsible for or shall have any liability for any information, representation or statement contained in this letter or any information published by or on behalf of the Company, and none of the Placing Agents, the Registrars nor any person acting on their behalf nor any of their respective affiliates will be liable for our decision to participate in the Placing based on any information, representation or statement contained in this letter or otherwise.

18.	We have not relied on any information given or representations, warranties or statements made by the Company, the Directors, the Founders, the Founder Entities, the Placing Agents, the Registrars or any other person in connection with the Placing other than information contained in the Prospectus and/or any supplementary prospectus or regulatory announcement issued by or on behalf of the Company on or after the date hereof and prior to Admission. We irrevocably and unconditionally waive any rights it may have in respect of any other information or representation.

We understand that the foregoing representations, warranties, agreements and acknowledgments are required in connection with United States and other securities laws and you and your respective affiliates, the underwriter of the offering and their respective affiliates and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements. If any of the representations or agreements made by us are no longer accurate or have not been complied with, we will immediately notify the Company. We irrevocably authorise you and your respective affiliates and the underwriters of the offering and their respective affiliates to produce this letter to any interested party in any administrative or legal proceeding or official enquiry with respect to the matters set forth herein.

Very truly yours

[Name of Investor]

By:

Title:

SCHEDULE 12

AI PLACEES

Name	Address	New Ordinary Shares	Matching Warrants	Subscription Price
-	-	-	-	-

Aggregate AI Subscription Price	Nil

for and on behalf of NOMAD HOLDINGS LIMITED SIGNED by:	) ) )

for and on behalf of BARCLAYS BANK PLC SIGNED by:	) ) )
DAVID SEAL, DIRECTOR

for and on behalf of CITIGROUP GLOBAL MARKETS LIMITED SIGNED by: A. CARTER	) ) ) )

for and on behalf of TOMS ACQUISITION I LLC SIGNED by:	) ) )

for and on behalf of MARIPOSA ACQUISITION II, LLC SIGNED by:	) ) )

SIGNED by NOAM GOTTESMAN	) )

SIGNED by MARTIN FRANKLIN	) )

SIGNED by ALUN CATHCART	) )

SIGNED by GUY YAMEN	) )

SIGNED by LORD MYNERS OF TRURO, CBE	) )